EXHIBIT 99.1

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND STOCKHOLDERS

INTENTIA INTERNATIONAL AB:

We have audited the accompanying consolidated balance sheets of Intentia International AB (publ) and subsidiaries (“Company”) as of December 31, 2005 and 2004, and the related consolidated income statements, statements of stockholder’s equity and cash flows for each of the years in the two-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intentia International AB (publ) and subsidiaries as of December 31, 2005 and 2004 and the results of their operations, and their cash flows for each of the years in the two-year period ended December 31, 2005, in conformity with International Financial Reporting Standards adopted by the European Union.

As described in Note 33 to the consolidated financial statements, in 2005 the Company changed the basis of accounting from accounting principles generally accepted in Sweden to International Financial Reporting Standards adopted by the European Union.

Accounting principles generally accepted under International Financial Reporting Standards adopted by the European Union, vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 35 to the consolidated financial statements.

As described in Notes 1 and 35 to the consolidated financial statements, the Company has restated its consolidated financial statements for 2004 and 2005.

KPMG Bohlins AB

Danderyd, Sweden

July 21, 2006

Intentia International AB

Consolidated Income Statement

		Year Ending December 31,
Amounts in SEK million, except per share	Note	2005	2004
Revenue
Software license revenue		492.5	440.8
Software updates and support revenue		650.0	597.4
Professional services revenue		1,725.6	1,753.3
Hardware revenue		114.5	191.4
Revenue	2	2,982.6	2,982.9

Cost of sales
Software		(56.8)	(58.9)
Software updates and support		(177.4)	(153.2)
Professional services		(1,328.3)	(1,591.4)
Hardware		(88.8)	(159.5)
Total cost of sales		(1,651.3)	(1,963.0)

Gross profit		1,331.3	1,019.9

Product development expenses		(327.1)	(298.4)
Sales and marketing expenses		(553.7)	(660.7)
General and administrative expenses		(364.7)	(295.3)
Other income		7.9	45.7
Other expense		(10.4)	(6.0)
Profit (Loss) from operations	2, 3, 4, 5, 6	83.3	(194.8)

Financial items
Financial income	7	6.8	6.4
Financial expenses	8	(60.3)	(48.7)
Earnings from participations in associated companies	14	1.0	0.9
Total financial items	7, 5, 8, 14	(52.5)	(41.4)

Earnings (Loss) before tax		30.8	(236.2)
Tax on profit (loss) for the year	9, 18	(49.8)	(45.2)
Profit (Loss) for the year		(19.0)	(281.4)

Loss attributable to equity holders of the Parent Company		(21.8)	(279.5)
Minority interest		2.8	(1.9)
Loss for the year		(19.0)	(281.4)

Earnings (Loss) per share (SEK)	10
Basic, average for period		(0.13)	(1.86)
Diluted, average for period		(0.13)	(1.86)

The accompanying notes are an integral part of the financial statements.

Intentia International AB

Consolidated Balance Sheets

		At December 31,
Amounts in SEK million	Note	2005	2004
ASSETS
Non-current assets
Intangible assets
Capitalized product development expenditures	11	397.4	381.3
Goodwill	11	54.0	51.8
		451.4	433.1
Property, plant & equipment
Buildings and land	12	2.4	2.3
Leasehold improvements	12	14.3	18.3
Equipment	12	77.4	93.4
		94.1	114.0
Other non-current assets
Participations in associated companies	14	4.4	5.5
Other non-current holdings of securities	16	0.5	3.7
Other non-current receivables	17	16.2	16.9
Deferred tax assets	18	16.6	14.3
		37.7	40.4
Total non-current assets		583.2	587.5

Current assets
Inventories
Goods for resale		4.7	0.8
Work in progress		0.7	0.1
Advances to suppliers		0.1	0.1
		5.5	1.0
Current receivables
Trade receivable	20	967.9	866.6
Other receivables		57.9	49.7
Prepaid expenses and accrued income	19	277.8	270.9
		1,303.6	1,187.2
Short-term investments	28	10.0	305.0
Cash and cash equivalents	28	183.1	194.7
Total current assets		1,502.2	1,687.9
TOTAL ASSETS		2,085.4	2,275.4

The accompanying notes are an integral part of the financial statements.

Intentia International AB

Consolidated Balance Sheets

		At December 31,
Amounts in SEK million	Note	2005	2004
Equity and liabilities
Total equity
Capital stock (167,652,883 shares at SEK 10 per share)		1,676.5	1,676.5
Other paid-in capital		444.5	444.5
Reserves		(41.7)	49.8
Losses brought forward including loss for the year		(1,687.6)	(1,665.7)
Equity attributable to equity holders of the Parent Company		391.7	505.1
Minority interest		11.5	7.9
Total equity		403.2	513.0

Non-current liabilities
Convertible notes	22	—	70.4
Liabilities to credit institutions	22, 23	236.3	228.3
Other provisions	21	21.6	29.6
Provisions for deferred tax	18	24.8	30.3
Total non-current liabilities		282.7	358.6

Current liabilities
Convertible notes	22	78.9	—
Liabilities to credit institutions	22, 23	7.4	15.9
Overdraft facilities	24	—	—
Advances from customers		104.3	117.0
Accounts payable		154.4	172.9
Tax liabilities		23.2	25.5
Other non-interest-bearing liabilities		128.1	82.3
Accrued expenses and deferred revenue	25	903.2	990.2
Total current liabilities		1,399.5	1,403.8
TOTAL EQUITY AND LIABILITIES		2,085.4	2,275.4

The accompanying notes are an integral part of the financial statements.

Intentia International AB

Consolidated Statements of Stockholders’ Equity

Equity attributable to equity holders of the Parent Company

				Losses brought
				forward incl
	Capital	Other paid-		Profit/loss for the		Minority	Total
Amounts in SEK million	stock	in capital	Reserves	year	Total	interest	equity
Opening balance January 1, 2004, according to adopted balance sheet for previous year	1,097.2	607.3	18.3	(891.2)	831.6	0.0	831.6
Adjustments for change of Accounting Principles (1)	—	—	(18.3)	(495.0)	(513.3)	9.8	(503.5)
Adjusted Opening balance January 1, 2004	1,097.2	607.3	0.0	(1,386.2)	318.3	9.8	328.1
Change of Translation difference reserve for the year (2)	—	—	48.7	—	48.7	—	48.7
Other	—	—	1.1	—	1.1	—	1.1
Profit/loss for the year	—	—	—	(279.5)	(279.5)	(1.9)	(281.4)
Total of changes excluding transactions with equity holders	1,097.2	607.3	49.8	(1,665.7)	88.6	7.9	96.5
New stock issued	579.3	(162.8)	—	—	416.5	—	416.5
Stockholders’ equity on December 31, 2004	1,676.5	444.5	49.8	(1,665.7)	505.1	7.9	513.0

Equity attributable to equity holders of the Parent Company

				Losses brought
				forward incl
	Capital	Other paid-		Profit/loss for the		Minority	Total
Amounts in SEK million	stock	in capital	Reserves	year	Total	interest	equity
Opening balance January 1, 2005	1,676.5	444.5	49.8	(1,665.7)	505.1	7.9	513.0
Adjustments for change of Accounting Principles (3)	—	—	—	(0.1)	(0.1)	—	(0.1)
Adjusted Opening balance January 1, 2005	1,676.5	444.5	49.8	(1,665.8)	505.0	7.9	512.9
Change of Translation difference reserve for the year (2)	—	—	(89.9)	—	(89.9)	0.8	(89.1)
Other	—	—	(1.6)	—	(1.6)	—	(1.6)
Profit/loss for the year	—	—	—	(21.8)	(21.8)	2.8	(19.0)
Stockholders’ equity on December 31, 2005	1,676.5	444.5	(41.7)	(1,687.6)	391.7	11.5	403.2

(1)          Effects of transition from Swedish GAAP to IFRS. Impairment of goodwill, leasehold improvements & equipment, deferred tax assets and reclassification from operational to financial leases. The cumulative effect of foreign currency translation difference has been reset to zero in the IFRS opening balance as of January 1, 2004.

(2)          Translation differences for consolidating subsidiaries in foreign currencies according to Current method in Financial reports.

(3)          Effects of transition from Swedish GAAP to IFRS. Financial instruments

Translation differences reserve
Opening balance January 1, 2004	0.0
Change for the year 2004	49.8
Closing balance December 31, 2004	49.8
Change for the year 2005	(91.5)
Closing balance December 31, 2005	(41.7)

The accompanying notes are an integral part of the financial statements.

Intentia International AB

Consolidated Statements of Cash Flows

Amounts in SEK million	Note	2005	2004
Operating activities
Operating profit (loss)		83.3	(194.8)
Interest received		6.9	6.1
Interest paid		(33.7)	(18.5)
Dividends received		0.0	0.1
Adjustment for items not affecting cash flow	27	154.1	409.7
Tax paid		(42.2)	(35.3)
Cash generated from operations before changes in working capital		168.4	167.3

Inventories, etc.		(3.8)	(0.1)
Current receivables		(47.7)	(51.6)
Current liabilities		(251.6)	(70.6)
Cash generated from operations		(134.7)	45.0

Investing activities
Acquisition of intangible fixed assets	11	(121.9)	(158.8)
Acquisition of tangible fixed assets	12	(30.2)	(46.4)
Acquisition of financial assets		6.4	(4.8)
Cash flow from investing activities		(145.7)	(210.0)

Cash flow after investing activities		(280.4)	(165.0)

Financing activities
New stock issued		—	416.5
Funds borrowed		—	197.1
Repayment of loans		(34.3)	(245.3)
Cash flow from financing activities		(34.3)	368.3

Cash flow for the year		(314.7)	203.3

Cash and cash equivalents at the beginning of the period		499.7	294.1

Effect of exchange rate fluctuations on cash held		8.1	(2.3)
Cash and cash equivalents at the end of the period	28	193.1	499.7

The accompanying notes are an integral part of the financial statements.

Notes and Accounting Principles

NOTE 1

Accounting Principles

Statement of compliance

Beginning in 2005, consolidated financial statements of Intentia International AB (Intentia or Parent) and Subsidiaries (collectively, Company or Group) comply with the regulation adopted by the Council of Ministers of the European Union (EU) in 2002 that requires publicly traded companies to use International Financial Reporting Standards (IFRS) in preparing and reporting their consolidated financial statements, effective January 1, 2005. In this document, the term IFRS refers to the application of the IFRS standards adopted by the EU, the International Accounting Standards (IAS), as well as the interpretation of these standards published by the International Financial Reporting Standards Committee (IFRIC) and the Standards Interpretation Committee (SIC). This financial report is the first complete report that has been issued by the Company in accordance with IFRS. In conjunction with the transition from previously applied accounting policies to IFRS, the Group has applied the standard IFRS 1 which is the standard that explains how the transition to IFRS should be performed.

As a result of Intentia being acquired by Lawson Software, Inc. on April 25, 2006, the Intentia shares will be delisted and future consolidated reports will be prepared in accordance with guidance issued by the Swedish Accounting Standards Board.

Intentia values assets and liabilities at acquisition cost unless otherwise stated below.

Changes in accounting policies

The transition to IFRS for the Group has been implemented in accordance with IFRS 1 and is described in notes 33 and 34. In accordance with the allowed transition rules IAS 39 Financial Instruments: Recognition and Measurement, IFRS 4 Insurance Contracts and IFRS 5 Non-Current Assets Held for Sale and Discontinued Operations have not been considered in the comparative data for 2004 and have thus only been considered prospectively from January 1, 2005. The impact of IAS 39 on the income statement for 2005 has not been material as a result of the lack of changes in interest rates and stable foreign exchange rates. The impact of IFRS 4 and IFRS 5 on the income statement for 2005 has not been material.

Use of Estimates

In preparing financial statements management is required to make estimates and assumptions that affect the reported values of assets, liabilities, revenue, expenses, and additional information disclosed. Actual results could differ from estimates used by management.

New IFRS and Interpretations to be applied in future periods

As a consequence of the events described above the Intentia shares will be delisted as a result of the merger with Lawson and this report is consequently the last one that will be issued by the Company in accordance with IFRS.

Classification

Fixed assets, long-term liabilities, and provisions consist essentially of items that are expected to be paid more than 12 months after the balance sheet date. Current assets and short-term liabilities consist essentially of items that are expected to be paid within 12 months of the balance sheet date.

Consolidated Financial Statements

The consolidated financial statements reflect the operating results and financial position of the Parent and companies in which the Parent directly or indirectly controls shares representing more than 50 percent of the votes or otherwise has a controlling interest. The consolidated financial statements were prepared in accordance with standard IFRS 3 Business combinations using the purchase method of accounting.

Subsidiaries

In accordance with the purchase method, subsidiaries’ equity at the time of acquisition are completely eliminated from the consolidated financial statements. For an acquired company, the proportion of its earnings from the time of acquisition is included in the Company’s consolidated earnings. Stockholders’ equity in an acquired company is based on the fair market value of acquired assets and liabilities at the time of acquisition. The difference between the acquisition cost and the value of stockholders’ equity based on fair market valuation of assets and liabilities is reported as goodwill when the acquisition cost is higher than the calculated stockholders’ equity. If the acquisition cost is below the stockholders’ equity valued at market, the difference is reported as negative goodwill. Divested subsidiaries are included in the consolidated statements as long as the Group retains control over the subsidiary. All Group companies use uniform accounting principles reporting for Group consolidation purposes. All inter-company transactions are eliminated when consolidated financial statements for the Group are prepared.

Associated Companies

The Group applies the equity method in reporting for associated companies. Associated companies are companies in which the Group directly or indirectly controls more than 20 percent but no more than 50 percent of the votes, or otherwise exerts a significant influence. In the consolidated income statement participations in the net income after taxes and minority interest of associated companies’ earnings and after deductions of writedowns in goodwill are reported as “Earnings from Participations in associated companies.”  Unrealized profits arising from transactions with associated companies or joint ventures are eliminated to the extent they relate to the Group’s ownership in the associated company. Unrealized losses are eliminated in the same manner as unrealized gains, but only to the extent that there is no indication of a need for an impairment charge.

Foreign Subsidiaries

The accounts of foreign subsidiaries have been translated into SEK in accordance with standard IAS 21 The effects of changes in Foreign exchange rates , employing the current method. Assets and liabilities as well as goodwill and all other fair value adjustments have been translated at the exchange rate on the balance sheet date, and revenues and expenses have been translated at the average rate for the year. The cumulative translation adjustment (“CTA”) is presented as a separate component in the group equity and contains changes in the CTA since January 1, 2004.

Minority Interest

The minority share of the equity is reported under equity in accordance with IAS 1 Presentation of financial statements and IAS 27 Consolidated Financial Statements and Accounting for Investments in Subsidiaries.

Reporting by Segment

Segments are reported in accordance with standard IAS 14 Segment Reporting issued by the Council. Intentia has defined five primary segments based on geographic area. These geographic segments represent markets that are subject to risk and returns that differ. These segments are congruent with Intentia’s management structure and internal reporting system. Since Intentia’s activities are not primarily financial in nature, financial items, such as interest, gains or losses on the purchase or sale of financial assets, tax expenses, and nonrecurring items, are not reported in segment revenues and expenses. Likewise, financial assets and liabilities, including tax assets and liabilities, are not reported at the segment level. Since Intentia’s only line of business is supplying and implementing Movex (its primary software product) it has no secondary segment.

Revenue Recognition

Licenses

The Company recognizes software license revenue in accordance with IAS 18 Revenue when the following conditions are met: (a) There is a written agreement signed by both The Company and the customer. (b) The customer has received the software, and the software delivered is fully functional. (c) The software license fee is fixed, and at least 80 percent of the fee is due within 12 months of delivery. Neither the license sold nor its payment is conditional upon a specific milestone in a project or upon commitments other than the actual delivery of the license. (d) Collectibility is probable. Conditional agreements are defined as those in which payment is conditional upon the attainment of specific installation and/or delivery milestones.

In addition to licenses, Intentia sells upgrade rights that entitle its customers to obtain future releases of specific components if, as, and when they are developed. However, the agreements do not obligate Intentia to develop those releases. The Company reports revenue related to this kind of agreement ratably over the period of the agreement.

Services

Generally, revenues and expenses for services are recognized as work is performed and associated costs are incurred.

Revenues and expenses from a project carried out at a fixed price are recognized as the services are performed. This type of agreement is reported in accordance with IAS 11, Contracts and Similar Commissions, issued by the Council. In accordance with the standard’s principle rule, when the profit on a project can be reliably estimated, the revenues and expenses attributable to the project should be reported in relation to the percentage of the project that has been completed. The percentage of completion is determined based on incurred project expenditure in relation to total project expenditure. Only expenditure representing work performed or to be performed are considered in total project expenditure. A projected loss is reported immediately.

Sale of Computer Hardware

Revenue from the sale of computer hardware is recognized upon transfer of the material rights and obligations normally associated with ownership, which normally occurs upon shipment. If the hardware supplier invoices the customer directly, the commission received from the hardware supplier is recognized as revenue once the customer has accepted the hardware.

Operating expenses and financial net

Payments related to operational leases

Payments related to operational lease agreements are expensed linearly over the contract period. Benefits received in connection with the commencement of the lease are recorded as a reduction of the total lease expense in the income statement.

Financial net

Financial net consists of interest income related to bank balances, receivables and interest bearing bonds, interest expenses related to loans, dividends received, foreign currency translation, realized and unrealized gains related to financial investments and derivative instruments used in the treasury operations.

Interest income on receivables and interest expense on liabilities are calculated by means of the effective interest rate method. The effective interest rate is the rate under which the net present value of all expected payments to be received and disbursed, under the expected term of the Interest rate being fixed, represents the carrying value of the asset or liability. The Interest rate component in capital lease agreements is recorded in the Income statement by means of applying the effective Interest rate method. Interest income includes amortized transaction costs, any discounts, premiums or any other differences between the original value of a receivable and the amount to be collected at maturity.

Interest expense includes amortized debt issuance costs and similar transaction costs relates to obtaining financing.

Dividend income is recorded when the right to receive payment has been established.

The Group does not include interest expense in the cost of assets acquired.

Fixed Assets

Equipment and buildings are reported net of deductions for accumulated depreciation and amortization. Depreciation and amortization are based on the acquisition cost of each asset and the estimated period of use. The annual depreciation and amortization rates are as follows:

Acquired product development	20%
In-house product development	20–33%
Buildings	2%
Expenditures on property not owned by the Group*	10–33%
Equipment	12–33%

* However, not longer than the lease term

Intangible Assets

The Company’s product development effort consists of three phases: research, development, and maintenance. Costs incurred during the research and maintenance phases are expensed as incurred; costs incurred during the development phase that meet certain criteria are capitalized and reflected on the balance sheet as an asset. The criteria for capitalization of product development costs include the following: Turning the project into a marketable or internally usable product must be technically feasible, and the project must offer potential financial benefits for Intentia. Moreover, expenses for intangible assets must be calculable and attributable to the assets, and it must be expected that Intentia has the resources required to complete the development effort. Costs incurred during the development phase that do not meet these criteria are expensed as incurred.

The carrying value of capitalized product development is the sum of the costs that were incurred from the date that it first met all of the above criteria through the end of the development phase, less amortization. The costs that are capitalized are personnel costs and other direct costs related to the development phase.

In-house product development is amortized over an estimated period of use of three to five years. Acquired product development is amortized over the estimated period of use.

The carrying value of product development is assessed regularly to determine if there are any indicators that an asset has been subject to a reduction in value. If such a reduction is in evidence the asset’s recoverable amount is determined. The recoverable amount is the higher of the net realizable value and the value in use. Should the recoverable value be lower than the carrying value an impairment charge is recorded.

Tangible Assets

Tangible fixed assets are reported at acquisition cost, less depreciation according to the estimated useful life and any write-downs. A tangible fixed asset is reported as an asset on the balance sheet when it is probable that economic benefits associated with the asset are likely to flow to the Group and its cost can be calculated in a reliable manner.

The cost consists of the purchase price, as adjusted by trade discounts, including customs duties and non-deductible taxes, as well as expenditures directly related to bringing the asset to the site and in the condition required to utilize it in accordance with the purpose for which it was acquired. Additional costs that extend the life or improve the performance of a tangible asset are added to the carrying value of the asset. All other related costs are expensed in the period in which they are incurred.

Leasing

Leases are classified in the consolidated financial statements as either financial or operating leases. Leasing contracts for fixed assets that in all significant aspects create the same risks and rewards for the Group as if the assets were owned by the Group are classified as financial leases. All other leases are regarded as operating leases. Financial leases are reported as fixed assets on the balance sheet, at the fair value at the inception of the lease and corresponding liabilities are reported as long-term financial liabilities. The asset is amortized in accordance with the same principles that apply to assets of its kind although not exceeding the lease period. The finance charge is reported as interest expense. Costs for operating leases are recognized as expenses in the income statement. Prepaid costs are reflected as current assets and recognized ratably over the prepaid period.

Receivables and Liabilities in Foreign Currencies

Receivables and liabilities denominated in currencies other than SEK are translated at the exchange rate prevailing on the balance sheet date in compliance with standard IAS 21. Gains and losses arising from exchange-rate differences attributable to current receivables and liabilities are included in operating earnings, while gains and losses arising from exchange differences from financial receivables and liabilities are reported as financial items. Profit/Loss from operations includes net exchange-rate gains and losses as “Other income” or “Other expense.”

Financial Instruments

A financial asset or liability is recognized in the balance sheet when Intentia becomes a party pursuant to the contractual terms of the instrument. The exception to the rule is derivative instruments used to hedge contractual cash flows from foreign currencies and/or future interest rates.

A financial asset is removed from the balance sheet when the rights pursuant to the agreement are realized or expire, or when control over the asset is lost. A financial liability is removed from the balance sheet when the obligation pursuant to the agreement is met or otherwise terminates.

In accordance with IAS 39 financial instruments have been classified in the following categories for measurement: Financial assets recognized at fair value through profit and loss, Held to maturity Investments, Loans and accounts receivable, Available-for-sale financial assets, Financial liabilities fair valued through profit or loss and Other financial liabilities.

Forward exchange contracts used as economic hedges for balance sheet items in foreign currencies have in 2004 been reported at the contracts spot rate, and any interest rate differential is amortized and recognized in the profit and loss statement over the term of the contract. Starting from 1 January 2005 IAS 39 Financial instruments: Recognition and measurement is applied where derivatives are recognized at amortized cost by employing the effective interest method.

Accounts receivable, accounts payable, interest-bearing receivables and interest-bearing payables are reported at their historical cost. Any premium or discount, as well as transaction costs, are amortized over the term of the asset or liability. Receivables are periodically tested for impairment, and if the recoverable amount is less than the carrying value, the carrying value of the asset is written down and any reduction in carrying value is recognized as an expense of the period.

Borrowing costs are reported in accordance with IAS 23 Borrowing Costs and are charged to earnings in the periods to which they are attributable. The value of the loan component of convertible notes is based on the market rate of interest at the time of flotation. The difference between the fair market value of the loan and the amount received is posted to the premium reserve.

Impairment charges

The carrying values of assets are reviewed periodically to determine if there has been any indication that the value may have been impaired. If there is any such indication, the asset’s recoverable amount is calculated.

The recoverable amount is the higher of net sales value and value in use. If the recoverable amount is lower than the carrying amount, the difference is recognized as an expense. The calculation discounts future cash flows at an interest rate before tax, intended to take the market’s evaluation of risk-free interest and risk into consideration.

The Intentia Group defines the cash-generating units for testing goodwill for impairment, based on geographical segment.

Reversal of Impairment Loss

Impairment losses of Investments held to maturity or loan receivables and accounts receivables carried at amortized cost are reversed if a subsequent increase of the recoverable amount may be objectively related to a triggering event occurring after the write-down was recorded.

Impairment losses of equity Instruments classified as “available for sale” are not reversed in the income statement of the group. The carrying value after the write-down is the value from which subsequent revaluations are made. Revaluations are recorded directly to equity. If the fair value of interest bearing financial instruments classified as “available for sale” increases the write-down is reversed if the increase may be objectively related to a triggering event occurring after the write-down was recorded.

Impairment losses of goodwill are not reversed.

Impairment losses of other assets are reversed if there have been changes in the assumptions that were used to determine the recoverable amount.

Impairment losses are only reversed to the extent that the assets carrying value after the reversal does not exceed the value that the asset would have had if the write-down had not been made, considering also the depreciation that would have been recorded.

Inventory

Inventory is valued in accordance with standard IAS 2 Inventories and is reported at acquisition cost or net realizable value, whichever is less. Acquisition cost is calculated according to the first in, first out (FIFO) method.

Tax

In accordance with standard IAS 12 Income Taxes, both actual cash taxes paid and deferred taxes utilized are reported as tax expense. Tax expense is reported on the income statement, except when the tax effect is associated with an underlying transaction that is posted directly against stockholders’ equity, in which case the associated tax effect is posted against stockholders’ equity. Deferred tax assets and liabilities are calculated in accordance with the balance sheet approach on the basis of temporary differences between the tax base and the carrying value of assets and liabilities. Calculations are made using the tax rates and regulations that have been adopted or announced as of the balance sheet date.

Deferred tax assets and liabilities for net operating loss carry forwards and temporary differences are reported when it is probable they will be utilized or paid in the future.

Contingent liabilities

A contingent liability is reported in accordance with standard IAS 37 Provisions, Contingent Liabilities and Contingent Assets when there is a possible obligation that derives from events that has already occurred and where the presence of the obligation is confirmed only by one or more uncertain events or when there exist an obligation which is not reported as a liability or a provision due to the fact that the outflow of resources is not probable to happen.

Provisions

A provision is posted to the balance sheet in accordance with standard IAS 37 Provisions, Contingent Liabilities and Contingent Assets. Provisions for contingent liabilities and impairment of assets are established when Intentia has a formal or informal commitment as the result of an event that has occurred, an outflow of resources will likely be required to settle the commitment, and the amount can be reliably estimated.

Government Subsidies

Government subsidies are reported, in accordance with standard IAS 20 Accounting for Government

Grants and Disclosure of Government Assistance on the balance sheet and income statement when there is reasonable assurance that the conditions of the subsidy will be met and the subsidy will be obtained. Subsidies are recognized ratably in the same manner and over the same term as the costs that they are intended to fund. A government subsidy related to an asset is reported in the balance sheet by reducing the asset’s reported value.

Events after the Balance Sheet Date

In accordance with standard IAS 10 Events After the Balance Sheet Date, information is to be furnished concerning significant events that occur after the balance sheet date but prior to the signing of the financial reports. Significant events are those for which omission of the information would affect the ability of the reader to make accurate judgments and rational decisions. The information should relate the nature of the events and, if possible, their financial impact. When such significant events occur, information is furnished in the notes and in the accounting principles section of the annual report.

Employee Benefits

Pension liabilities in the consolidated accounts are reported in accordance with standard IAS 19 Employee Benefits. Pension plans are, according to IAS 19, either defined benefit or defined contribution plans. Defined benefit plans are plans where the employee has a right to get a pension defined, for example, as a percentage of salaries earned. Defined contribution plans are plans for which the Group’s responsibility is to pay the defined contribution to a third party. The Group’s contributions are reported as cost in the period when services have been rendered by the employees to which the contributions relate. Costs and liabilities for defined benefit plans are calculated using the projected unit credit method. The obligations are valued at the present value of expected future payments using a discount rate. The calculations are based on actuarial assumptions including anticipated wage increases, pension increases, inflation and mortality rates. Defined assets for financing defined benefit obligations are valued at fair value. Actuarial gains and losses are charged to the income statement as they occur.

Restatement

Subsequent to the issuance of the Swedish statutory annual report, which included consolidated accounts presented in accordance with IFRS as described above, it was concluded that these accounts required a necessary adjustment as a result of misapplication of asset recognition criteria with regard to deferred income taxes.  The previously issued statutory report included a significant deferred tax asset related primarily to net operating losses in Sweden.  The asset had initially been recorded in recognition of the fact that operating results for the most recent years have been adversely affected by restructuring charges and that the net operating losses were without an expiration date.  However, it has subsequently been concluded that considering the recurring loss position of the Swedish operations the assets recorded do not meet the asset recognition criteria under IFRS.  Consequently the financial results for 2004 and 2005 have been corrected.  The table below presents certain key financial data before and after correction.

	2005		2004
		As initially		As initially
	As corrected	reported	As corrected	reported

Tax on profit (loss) for the year	(49.8)	(59.8)	(45.2)	(38.8)
Loss for the year	(19.0)	(29.0)	(281.4)	(275.0)
Earnings per share	(0.13)	(0.19)	(1.86)	(1.82)
Total equity	403.2	658.2	513.0	778.0
Total assets	2,085.4	2,346.8	2,275.4	2,518.1
Deferred tax assets	16.6	278.0	14.3	257.0
Deferred tax liabilities	24.8	31.2	30.3	8.0

UNLESS OTHERWISE INDICATED, ALL AMOUNTS IN THE NOTES ARE IN SEK MILLION.

NOTE 2

Segment reporting

Northern Europe	2005	2004	Change
Revenue
Software license revenue	182.8	137.7	45.1
Software updates and support	257.3	238.1	19.2
Professional services	882.5	873.7	8.8
Hardware revenue	10.3	5.3	5.0
Revenue**	1,332.9	1,254.8	78.1

Operating expenses*	(1,161.7)	(1,248.2)	86.5
Profit/loss from operations	171.2	6.6	164.6

* Of which depreciation and amortization	(5.1)	(9.6)	4.5
** Of which Group intercompany sales	54.4	102.7	(48.3)

Number of employees	713	764	(51)

Operating assets	1,106.7	959.4	147.3
Liabilities	977.0	872.0	105.0

Acquisitions
Intangible fixed assets	—	—	—
Property, plant & equipment	3.6	7.2	(3.6)

Central Europe	2005	2004	Change
Revenue
Software license revenue	105.0	97.4	7.6
Software updates and support	152.1	150.9	1.2
Professional services	365.7	441.7	(76.0)
Hardware revenue	16.4	57.9	(41.5)
Revenue**	639.2	747.9	(108.7)

Operating expenses*	(584.3)	(812.5)	228.2
Profit/loss from operations	54.9	(64.6)	119.5

* Of which depreciation and amortization	(4.9)	(8.0)	3.1
** Of which Group intercompany sales	65.6	56.0	9.6

Number of employees	367	461	(94)

Operating assets	404.7	424.3	(19.6)
Liabilities	210.4	254.0	(43.6)

Acquisitions
Intangible fixed assets	—	—	—
Property, plant & equipment	2.1	4.6	(2.5)

Southern Europe	2005	2004	Change
Revenue
Software license revenue	114.7	90.7	24.0
Software updates and support	162.3	144.9	17.4
Professional services	283.7	274.9	8.8
Hardware revenue	61.2	82.3	(21.1)
Revenue**	621.9	592.8	29.1

Operating expenses*	(567.0)	(551.0)	(16.0)
Profit/loss from operations	54.9	41.8	13.1

* Of which depreciation and amortization	(3.9)	(5.8)	1.9
** Of which Group intercompany sales	26.9	28.9	(2.0)

Number of employees	300	323	(23)

Operating assets	539.6	485.0	54.6
Liabilities	237.2	234.6	2.6

Acquisitions
Intangible fixed assets	—	—	—
Property, plant & equipment	0.5	4.7	(4.2)

Americas	2005	2004	Change
Revenue
Software license revenue	48.6	35.4	13.2
Software updates and support	30.0	24.4	5.6
Professional services	125.4	91.9	33.5
Hardware revenue	—	—	—
Revenue**	204.0	151.7	52.3

Operating expenses*	(180.9)	(145.0)	(35.9)
Profit/loss from operations	23.1	6.7	16.4

* Of which depreciation and amortization	(4.9)	(7.7)	2.8
** Of which Group intercompany sales	10.3	15.3	(5.0)

Number of employees	89	87	2

Operating assets	101.3	64.3	37.0
Liabilities	66.4	48.9	17.5

Acquisitions
Intangible fixed assets	—	—	—
Property, plant & equipment	—	—	—

Asia and Australia/New Zealand	2005	2004	Change
Revenue
Software license revenue	64.2	103.6	(39.4)
Software updates and support	55.2	45.7	9.5
Professional services	186.6	231.5	(44.9)
Hardware revenue	26.6	45.9	(19.3)
Revenue**	332.6	426.7	(94.1)

Operating expenses*	(343.5)	(441.4)	97.9
Profit/loss from operations	(10.9)	(14.7)	3.8

* Of which depreciation and amortization	(5.3)	(6.1)	0.8
** Of which Group intercompany sales	16.4	8.8	7.6

Number of employees	216	294	(78)

Operating assets	160.5	175.4	(14.9)
Liabilities	118.5	161.3	(42.8)

Acquisitions
Intangible fixed assets	—	—	—
Property, plant & equipment	1.4	3.4	(2.0)

Other Operations	2005	2004	Change
Revenue
Software license revenue	197.0	157.8	39.2
Software updates and support	217.1	192.9	24.2
Professional services	4.1	15.5	(11.4)
Hardware revenue	—	—	—
Revenue**	418.2	366.2	52.0

Operating expenses*	(647.5)	(546.5)	(101.0)
Profit/loss from operations	(229.3)	(180.3)	(49.0)

* Of which depreciation and amortization	(103.6)	(102.1)	(1.5)
** Of which Group intercompany sales	394.9	343.8	51.1

Number of employees	385	442	(57)

Operating assets	1,831.2	1,536.7	294.5
Liabilities	1,035.6	767.7	267.9

Acquisitions
Intangible fixed assets	121.9	158.9	(37.0)
Property, plant & equipment	2.6	0.8	1.8

Eliminations/Adjustments	2005	2004	Change
Revenue
Software license revenue	(219.8)	(181.8)	(38.0)
Software updates and support	(224.0)	(199.5)	(24.5)
Professional services	(122.4)	(175.9)	53.5
Hardware revenue	—	—	—
Revenue**	(566.2)	(557.2)	(9.0)

Operating expenses*	585.6	566.9	18.7
Profit/loss from operations	19.4	9.7	9.7

* Of which depreciation and amortization	(18.2)	(19.7)	1.5
** Of which Group intercompany sales	(568.5)	(555.5)	(13.0)

Number of employees	—	—	—

Operating assets	(2,373.2)	(1,981.9)	(391.3)
Non-allocated assets	—	—	—
Total assets	—	—	—
Liabilities	(1,331.2)	(926.3)	(404.9)
Non-allocated liabilities	—	—	—

Acquisitions
Intangible fixed assets	—	—	—
Property, plant & equipment	20.0	25.6	(5.6)

Total	2005	2004	Change
Revenue
Software license revenue	492.5	440.8	51.7
Software updates and support	650.0	597.4	52.6
Professional services	1,725.6	1,753.3	(27.7)
Hardware revenue	114.5	191.4	(76.9)
Revenue**	2,982.6	2,982.9	(0.3)

Operating expenses*	(2,899.3)	(3,177.7)	278.4
Profit/loss from operations	83.3	(194.8)	278.1

* Of which depreciation and amortization	(145.9)	(159.0)	13.1
** Of which Group intercompany sales	—	—	—

Number of employees	2,070	2,371	(301)

Operating assets	1,770.8	1,663.2	107.6
Non-allocated assets	314.6	612.2	(297.6)
Total assets	2,085.4	2,275.4	(190.0)
Liabilities	1,313.9	1,412.2	(98.3)
Non-allocated liabilities	368.3	350.2	18.1
Total liabilities	1,682.2	1,762.4	(80.2)

Acquisitions
Intangible fixed assets	121.9	158.9	(37.0)
Property, plant & equipment	30.2	46.3	(16.1)

Intentia has defined five primary segments based upon geographic area. This division is based upon how the company is organized and how its internal reporting system is constructed, which reflects the risks and differences that exist among different markets.

The geographic areas are the following: Northern Europe, consisting of Denmark, Finland, Norway and Sweden; Central Europe, consisting of Austria, the Czech Republic, Germany, Poland, Switzerland, Ireland, the Netherlands, the United Kingdom and a branch in Belgium; Southern Europe, consisting of France, Italy, Portugal, Spain, and Brazil; Americas, consisting of the operations in the United States; and Asia and Australia/New Zealand consisting of Australia with a subsidiary in New Zealand, Japan, and Singapore with a subsidiary in China. Other operations consist of the Parent Company, holding companies, development operations and an internal finance company.

Since the Company’s only line of business is supplying and implementing Movex through total project responsibility there are no secondary segments.

Internal pricing is based on market prices.

Number of employees reflects the total number of employees at the end of the period.

Results reporting by segments has been established in accordance with IAS 14. Where the Company's operations are not primarily of a financial nature, financial items, such as interest, earnings upon disposal of financial investments, tax expenses and extraordinary records, and revenue and costs per segment, are not included. Likewise, assets and payables of a financial nature, as well as prepaid taxes and tax liabilities, are excluded from segment reporting.

NOTE 3

Operating expenses by nature of expense

	2005	2004
Employee expenses	(1,695.3)	(1,991.6)
Depreciations	(145.9)	(159.0)
Capitalized product development cost	121.9	158.9
Rental, facilities and office cost	(277.1)	(339.2)
Travel, Marketing and PR	(195.4)	(201.6)
Other	(707.5)	(645.2)
Total	(2,899.3)	(3,177.7)

NOTE 4

Employees and Personnel Expenses

Salaries and Remuneration

	Salaries and remuneration including social security expenses
	Board of	Of which
	Directors	variable	Other
2005	and CEO	compensation	employees
Parent Company
Sweden	8.3	1.1	39.7
Total in Parent Company	8.3	1.1	39.7

Subsidiaries	44.5	10.9	1,602.8
Group Total	52.8	12.0	1,642.5

	Salaries and remuneration including social security expenses
	Board of	Of which
	Directors	variable	Other
2004	and CEO	compensation	employees
Parent Company
Sweden	15.0	—	44.4
Total in Parent Company	15.0	—	44.4

Subsidiaries	36.7	4.1	1,895.4
Group Total	51.7	4.1	1,939.8

Average Number of Employees by Country and breakdown by Sex for each Country

	2005	% of which men	2004	% of which men
Parent Company
Sweden	36	42	38	50
Total in Parent Company	36	42	38	50
Subsidiaries
Australia	135	74	160	72
Austria	29	86	42	90
Brazil	3	67	3	67
China	17	100	18	61
Czech Republic	25	68	32	72
Denmark	136	74	164	76
Finland	83	70	96	70
France	197	70	221	71
Germany	90	83	122	79
Ireland	22	73	22	68
Italy	9	84	12	83
Japan	34	71	52	71
Netherlands	60	73	72	75
New Zealand	9	67	15	73
Norway	113	86	147	88
Poland	25	80	34	71
Portugal	14	63	16	63
Singapore	53	77	58	71
Spain	92	80	96	76
Sweden	747	69	911	71
Switzerland	51	90	79	85
United Kingdom	123	75	140	79
United States	86	74	89	71
Total in subsidiaries	2,153	74	2,601	74
Group total	2,189	73	2,639	74

Breakdown by Sex in Corporate Management

Percentage
women	2005	2004
Group
Board of Directors	—	—
Other senior executives	11	—
Parent Company
Board of Directors	—	—
Other senior executives	—	—

Salaries, Other Remuneration and Social Security Expenses

		Social
	Salaries and	security
2005	remuneration	expenses
Parent Company	33.5	14.5
(of which pension expenses)		(4.0)
Subsidiaries	1,293.1	354.2
(of which pension expenses)		(93.0)
Group total	1,326.6	368.7
(of which pension expenses)		(97.0)

		Social
	Salaries and	security
2004	remuneration	expenses
Parent Company	43.1	16.3
(of which pension expenses)		(4.7)
Subsidiaries	1,518.0	414.1
(of which pension expenses)		(98.4)
Group total	1,561.1	430.4
(of which pension expenses)		(103.1)

Of the Parent Company’s pension expenses, SEK 0.4 million (SEK 0.2 million in 2004) was for the CEO. Of the Group’s consolidated pension expenses, SEK 1.9 million (SEK 0.3 million in 2004) was for the most senior executives of subsidiaries.

Remuneration Policies

The Chairman and members of the Board receive remuneration in accordance with resolutions adopted at the annual general meeting.

The Board of Directors determines the salary and remuneration for the President and CEO and other senior executives of the corporate Group based on recommendations of the Board’s Remuneration Committee. The process of setting objectives related to variable remuneration is based on targets approved by the Board. Additional information on remuneration is provided in the section on the Company’s employees.

Information about Top Executives

Remuneration and Other Benefits during the Year

			Variable/
	Board	Basic salary/	Other
SEK thousand	remuneration	remuneration	benefits
Romesh Wadhwani, Chairman of the Board	—	—	—
Jan Carlzon	300	—	—
Steven Chang	—	—	—
William Chisholm	—	—	—
Bob Evans	—	—	—
Tommy H. Karlsson	300	—	—
Morgan Olsson	200	—	—
Bertrand Sciard	—	5,580	1,188
Paul Wahl	300	—	—
Former CEO	—	—	—
Other senior executives (9)	—	18,902	2,121
Total	1,100	24,482	3,309

		Financial
	Pension	instruments	Other
SEK thousand	costs	etc.	remuneration	Total
Romesh Wadhwani, Chairman of the Board	—	—	—	—
Jan Carlzon	—	—	—	300
Steven Chang	—	—	—	—
William Chisholm	—	—	—	—
Bob Evans	—	—	—	—
Tommy H. Karlsson	—	—	—	300
Morgan Olsson	—	—	—	200
Bertrand Sciard	414	—	—	7,182
Paul Wahl	—	—	—	300
Former CEO	—	—	—	—
Other senior executives (9)	905	—	692	22,620
Total	1,319	—	692	30,902

Remuneration to the Board and CEO

Remuneration for the Board totalled SEK 1,100 thousand (SEK 450 thousand in 2004), of which the Chairman did not receive any compensation (SEK 0 in 2004). The CEO’s remuneration was SEK 5,580 thousand,

as compared to SEK 2,335 thousand in 2004. Variable remuneration and other benefits for the CEO amounted to SEK 1,188 thousand in 2005 (SEK 2,055 thousand In 2004), of which other benefits totalled SEK 113 thousand  (SEK 230 thousand in 2004) and variable compensation totalled SEK 1,076 thousand (SEK 1,825 thousand in 2004). Pension expenses for the CEO amounted to SEK 414 thousand (SEK 207 thousand in 2004).

The CEO is subject to a mutual three-month notice of termination. If the Company serves notice, additional severance pay corresponding to 18 months’ salary is to be paid. The Company will contribute to the CEO’s personal pension up to a maximum of SEK 900 thousand per annum.

Variable remuneration is determined in accordance with the Company’s policy. Variable remuneration is based on the compensation plan that has been adopted, according to which maximum remuneration is 170 percent of the basic salary.

Information about Other Senior Executives

Other senior executives are subject to a mutual 3-12-month notice of termination. If the Company serves notice, additional severance pay corresponding to 6–12 months’ salary must be paid. If the Company serves notice in connection with the sale or divestiture of Intentia, severance pay corresponding to 9–24 months’ salary must be paid.

The terms of pensions for Swedish senior executives are comparable to the terms of the agreement between the Confederation of Swedish Enterprise (Svenskt näringsliv) and the Federation of Salaried Employees in Industry and Services (PTK). There are contribution-based pension plans for senior executives employed abroad according to which the Company sets aside 5–10 percent of the pension-qualifying income. The pensionable age for other senior executives employed in Sweden is 65. Senior executives employed abroad are subject to the country’s ordinary rules concerning pensionable age. Variable remuneration for senior executives is determined in accordance with Company policy. Variable remuneration is based on the compensation plan that has been adopted. A substantial portion of variable remuneration is based on the consolidated Group’s operating results.

Severance of SEK 5,220 thousand have been paid to Johan Berg and Claes Bille. In 2004 SEK 5,529 thousand was paid to the former CEO Björn Algkvist.

Salaries of SEK 13,682 thousand (SEK 2,973 thousand in 2004) constitute pension-qualifying remuneration for senior executives. Other benefits amount to SEK 2,121 thousand (SEK 757 thousand in 2004), and other remuneration is SEK 692 thousand (SEK 65 thousand in 2004). SEK 904 thousand (SEK 1,292 thousand in 2004) of the Group’s pension expenses is for other senior executives.

Other senior executives in Intentia International does not hold any shares in Intentia International AB.

NOTE 5

Effect of Changes in Foreign Exchange Rates

	2005	2004
Effect of changes in foreign exchange rates on operating earnings	(4.5)	(3.0)
Effect of changes in foreign exchange rates on financial items	(13.0)	(9.9)
Total	(17.5)	(12.9)

NOTE 6

Depreciation, Amortization and Impairment

	2005	2004
Depreciation and amortization by type of asset
Amortization of capitalized product development	(105.8)	(105.5)
Depreciation of buildings	(0.0)	(0.2)
Depreciation and amortization of leasehold improvements	(3.7)	(4.9)
Depreciation of equipment	(36.4)	(48.4)
Total	(145.9)	(159.0)
Depreciation and amortization by function
Professional services costs	(13.2)	(11.3)
Software updates and support costs	0.0	(0.2)
Product development expenses	(108.2)	(108.3)
Sales and marketing expenses	(1.3)	(2.9)
General and administrative expenses	(23.2)	(36.3)
Total	(145.9)	(159.0)

Impairment

In accordance with IAS 36 and as part of the annual review, the carrying value of capitalized product development costs on the consolidated Group balance sheet was written down by SEK 5.3 million in 2005. In the corresponding period in 2004, capitalized product development costs were written down by SEK 15.0 million. Impairments of capitalized product development costs are reflected as product development expenses on the income statement.

The carrying value of goodwill has been assessed based on the following criteria:

Average interest expense	5.6%
Risk-free interest	4.4%
Risk premium	5.0%
Tax rate	30.0%

NOTE 7

Financial Income

	2005	2004
Interest income	6.8	6.3
Other financial income	0.0	0.1
Total	6.8	6.4

A netting was made in 2004 and 2005 between currency exchange gain and loss.

NOTE 8

Financial Expenses

	2005	2004
Interest expenses	(35.2)	(18.5)
Currency exchange loss	(13.0)	(9.9)
Other financial expenses	(12.1)	(20.3)
Total	(60.3)	(48.7)

A netting was made in 2004 and 2005 between currency exchange gain and loss. The gross currency exchange loss was 88.1 and 93.1 in 2005 and 2004 respectively.

NOTE 9

Tax on Profit/Loss for the Year

	2005	2004
Current taxes	(52.4)	(22.9)
Correction of prior year taxes	(5.2)	—
Deferred tax expense from temporary differences	7.8	(22.3)
Total tax expense	(49.8)	(45.2)
Whereof in Sweden	(5.2)	63.0
Whereof in other tax jurisdictions	(44.6)	(108.2)

Reconciliation of Effective Tax

	2005		2004
	Amount	Percent	Amount	Percent
Earnings (loss) before tax	30.8		(236.2)
Tax at the prevailing tax rate for the Parent Company	(8.6)	28.0	66.1	(28.0)
Effect of other, foreign tax rates	6.0	(19.5)	14.8	(6.3)
Non-deductible items	(7.0)	22.7	0.6	(0.3)
Non-capitalized net operating losses	(40.2)	130.5	(126.7)	53.7
Effective tax	(49.8)	161.7	(45.2)	19.1

NOTE 10

Earnings per Share

	2005	2004
Loss for the period	(21.8)	(279.5)
Number of shares used to calculate earnings per share (thousand)
Basic (average for the year)	167,653	149,880
Earnings (loss) per share (SEK)
Basic	(0.13)	(1.86)
Diluted	(0.13)	(1.86)

In periods in which there was a basic loss per share, the diluted number of shares was not used to calculate diluted loss per share because using the diluted number in the denominator would be anti-dilutive—that is, it would have the effect of reducing the loss. The diluted loss per share for the years ended December 31, 2004, and December 31, 2005, was the same as the basic loss per share in those periods. Total outstanding convertible notes are 679,954 with a conversion price of 105.6 SEK.

NOTE 11

Intangible Assets

	12-31-05	12-31-04
Capitalized product development from acquisitions
Value at the beginning of the year	29.6	29.6
Value at year-end	29.6	29.6

Accumulated amortization at the beginning of the year	(28.0)	(24.2)
Amortization for the year	(0.0)	(3.8)
Accumulated amortization at year-end	(28.0)	(28.0)

Impairment at the beginning of the year	(1.6)	—
Impairment for the year	(0.0)	(1.6)
Impairment at year-end	(1.6)	(1.6)
Balance at year-end	0.0	0.0

Internally generated product development expenditures
Value at the beginning of the year	584.6	452.7
Product development costs capitalized during the year	121.9	158.9
Divestitures	0.0	(27.0)
Foreign exchange impact	0.1	0.0
Value at year-end	706.6	584.6

Accumulated amortization at the beginning of the year	(171.9)	(97.2)
Amortization for the year	(100.5)	(86.7)
Divestitures	0.0	12.0
Accumulated amortization at year-end	(272.4)	(171.9)

Impairment at beginning of year	(31.4)	(18.0)
Impairment for the year	(5.3)	(13.4)
Foreign exchange impact	(0.1)	0.0
Impairment at year-end	(36.8)	(31.4)
Balance at year-end	397.4	381.3

Goodwill
Acquisition value at the beginning of the year	51.8	52.0
Foreign exchange impact	2.2	(0.2)
Acquisition value at year-end	54.0	51.8
of which accumulated foreign exchange impact	0.0	0.0
Balance at year-end	54.0	51.8

The value of goodwill is reviewed on each reporting date to determine whether there has been any impairment. The recovery amount is calculated by comparing the value of the asset with the future net cash flow that corresponding units are expected to generate. The calculation discounts these cash flows at an interest rate before tax that considers the market’s assessment of risk-free interest and risk, as well as the Company’s capital structure. The value of other intangible assets are reviewed annually.

NOTE 12

Property, Plant & Equipment

	12-31-05	12-31-04
Buildings and land
Accumulated cost at the beginning of the year	2.7	13.3
Foreign exchange impact	0.1	—
Divestitures	0.0	(10.6)
Accumulated cost at year-end	2.8	2.7

Accumulated depreciation at the beginning of the year	(0.4)	(4.0)
Depreciation for the year	(0.0)	(0.2)
Divestitures	0.0	3.8
Accumulated depreciation at year-end	(0.4)	(0.4)
Balance at year-end	2.4	2.3

Leasehold improvements
Accumulated cost at the beginning of the year	76.1	83.8
Additions	0.4	2.9
Reclassifications	(2.6)	(7.0)
Divestitures	(1.6)	0.0
Foreign exchange impact	(6.8)	(3.6)
Accumulated cost at year-end	79.1	76.1

Accumulated depreciation at the beginning of the year	(57.8)	(57.6)
Foreign exchange impact	(5.8)	2.1
Depreciation for the year	(3.7)	(5.0)
Reclassifications	1.8	2.7
Divestitures	0.7	0.0
Accumulated depreciation at year-end	(64.8)	(57.8)
Balance at year-end	14.3	18.3

Equipment
Accumulated cost at the beginning of the year	370.8	407.7
Additions	9.8	18.0
Financial leases	20.0	25.6
Reclassifications	2.6	7.0
Divestitures	(51.2)	(81.6)
Foreign exchange impact	18.5	(5.9)
Accumulated cost at year-end	370.5	370.8

Accumulated depreciation at the beginning of the year	(277.4)	(296.1)
Foreign exchange impact	(15.2)	6.0
Depreciation for the year	(36.4)	(48.4)
Divestitures	37.7	63.2
Reclassifications	(1.8)	(2.1)
Accumulated depreciation at year end	(293.1)	(277.4)
Balance at year-end	77.4	93.4

Group	12-31-05	12-31-04

Financial leases refer primarily to financing of Company vehicles and IT equipment

Assets held through operating leases
Leasing fees paid during the fiscal year	71.1	113.6
Contracted future leasing fees	378.6	528.8

As of the balance sheet date, the due dates are categorized as follows:
Within one year	83.6	107.8
More than one year but within five years	275.0	219.1
After five years	20.0	201.9

Assets held through operating leases include leases for premises

NOTE 13

Shares in Group Companies

Parent Company Shareholdings in Group Companies

	Number	Percentage	Book
Subsidiary/Co. reg. no./Reg’d. office	of shares	held	value

Parent Company’s shares in subsidiaries
Intentia Research & Development, AB, 556293-2326, Danderyd, Sweden	1,000	100.0	7.0
Intentia Operations AB, 556224-1348, Danderyd, Sweden	103,000	100.0	161.2
Intentia Americas Inc., Delaware, USA	1,000	100.0	—
Voto Pty, Ltd. New South Wales, Australia	8,000	100.0	—
Intentia Finance SA, Neuchatel, Switzerland	6,500	100.0	1,034.0
Total, Parent Company’s shares in subsidiaries			1,202.2

Second-tier	Number	Percentage
Subsidiary/Co. reg. no./Reg’d. office	of shares	held

Shares in second-tier subsidiaries
Intentia Danmark A/S, Odense, Denmark	26	100.0
Intentia Norge AS, Asker, Norway	1,116,696	86.9
Intentia Oy, Espoo, Finland	1,000	100.0
Intentia (UK) Ltd, Cardiff, United Kingdom	68,987	100.0
Intentia Austria EDV-Beratungs Gesm. b. h., Graz, Austria	5,000	100.0
Intentia Consulting S.A.S., Pontoise, France	10,000	100.0
Intentia Deutschland GmbH, Düsseldorf, Germany		100.0
Intentia Consulting Sverige AB, 556235-9702, Danderyd, Sweden	53,000	100.0
Intentia Benelux BV, Gooi-en Eemland, Netherlands	40	100.0
Intentia Switzerland AG, Zug, Switzerland	500	100.0
Källvex System AB, 556313-4633, Stockholm, Sweden	10,000	100.0
Intentia Consulting S.A., unipersonal, Barcelona, Spain	5,100	100.0
Intentia Consulting Portugal-Informàtica SA, Lisboa, Portugal	5,000	100.0
Intentia Polska Sp. z.o.o., Warsaw, Poland	750	75.0
Intentia CZ a.s., Prague, Czech Republic	1,900	100.0
Intentia Ireland Ltd. Dublin, Ireland	43,480	100.0
Intentia Japan K.K., Tokyo, Japan	600	100.0
Intentia Australia Pty Ltd., New South Wales, Australia	204,000	100.0
Intentia Asia Pacific Pte ltd, Singapore	2	100.0
Intentia Consulting Italy srl., Milan, Italy		100.0
Intentia Consulting do Brazil Ltda; Sao Paulo, Brazil	114,511	100.0

The Parent company’s holdings in subsidiaries has not changed during the year.

Percentage held data refer to the percentage of equity held, which in all cases corresponds to the percentage of voting rights held.

NOTE 14

Participations in Associated Companies

	12-31-05	12-31-04
Balance at the beginning of the year	5.5	3.0
Acquisitions during the year	0.0	1.6
Sold during the year	(2.3)	—
Foreign exchange impacts	0.2	—
Profit for the year (1)	1.0	0.9
Balance at year-end	4.4	5.5

(1)  Share of profit after tax in associated companies

Parent Company and Group Shareholdings in Associated Companies

		Profit/Loss	Participation	Stockholders’
2005	Country	for the year	in percent	equity
Parent:
Intentia Thailand Co Ltd	Thailand	0.1	30.0	1.5

Subsidiary:
Industrisystem i Karlskoga AB (2)	Sweden	(0.6)	0.0	0.0
Merit Consulting A/S Norge	Norway	1.5	34.0	4.3

Group Total:		1.0		5.8

Specification of group values for owned share of Revenues, Assets and Liabilities

2005	Revenue	Assets	Liabilities
Parent:
Intentia Thailand Co Ltd	2.9	1.8	0.3

Subsidiary:
Industrisystem i Karlskoga AB (2)	0.0	0.0	0.0
Merit Consulting A/S	12.3	9.4	5.1

Group Total:	15.2	11.2	5.4

2) Sold during year

Parent Company and Group Shareholdings in Associated Companies

		Profit/Loss	Participation	Stockholders’
2005	Country	for the year	in percent	equity
Parent:
Intentia Thailand Co Ltd	Thailand	0.4	30.0	1.3

Subsidiary:
Industrisystem i Karlskoga AB	Sweden	0.9	20.0	2.9
Merit Consulting A/S Norge	Norway	(0.3)	34.0	1.3

Group Total:		1.0		5.5

Specification of group values for owned share of Revenues, Assets and Liabilities

2004	Revenue	Assets	Liabilities
Parent:
Intentia Thailand Co Ltd	4.4	2.1	0.8

Subsidiary:
Industrisystem i Karlskoga AB	10.9	5.7	2.8
Merit Consulting A/S Norge	9.1	4.5	3.1

Group Total:	24.4	12.3	6.7

NOTE 15

Information about Affiliations

In addition to the affiliations identified for the consolidated Group, the Parent has a controlling interest in its subsidiaries (see Note 13). For information about the Parent’s contingent liabilities on behalf of its subsidiaries refer to note 26.

Transactions with associated companies are at market prices. Associated Company transactions are not material to the consolidated Group’s operating results.

Of the Parent’s total sales, SEK 40.7 million, or 95 percent (83 percent in 2004) were to other Group companies. Of the Parent’s purchases, SEK 44.1 million, or 99 percent (99 percent in 2004) were from other Group companies. For information regarding salaries and remuneration to the Board and CEO see Note 4, and for stock-option program see Note 23.

Consulting Agreement

Intentia has a consulting agreement with Paul Wahl, pursuant to which Mr. Wahl receives 5,000 Euros for each day of service he provides to Intentia, with a maximum of four days per month. Paul Wahl is a member of the Intentia board. During 2005 Mr. Wahl provided services to Intentia in the total amount of 746 SEK.

Tennenbaum Loan

Steven C. Change, a director of the Intentia board of directors, is a Partner of Tennenbaum Capital. Partners, LLC. Intentia entered into a loan agreement with Tennenbaum Capital. Partners, LLC in September 2004, for an aggregate amount of approximately USD 26.8 million (SEK 197.1 million). In November 2005, Tennenbaum and Lawson negotiated an agreement related to the prepayment of the loan whereby Lawson expects to prepay the Tennenbaum loan in conjunction with the Lawson acquisition of Intentia. The liability as per 31 December 2005 amounted SEK 213.1 million. The interest rate expense during 2005 totalled SEK 25.6 Million.

Off-shoring Agreement with Symphony Services

In May 2005 Intentia announced that it had signed an agreement with Symphony Service Corp., referred to as Symphony Services, an affiliated entity of Symphony Technology Group and Symphony Technology II-A, L.P., pursuant to which Symphony Services agreed to provide Intentia both product development and customer support resources for an initial five year term. The total sum owed to Symphony Services at the end of 2005 was SEK 22.8 million.

Symphony Technology Group Services

In connection with the merger process with Lawson separate and apart from board-related activities of Romesh Wadhwani and Bill Chisholm, Dr. Wadhwani, Mr. Chisholm and two other employees of Symphony Technology Group have provided services to Intentia for which Intentia has agreed to indemnify Symphony Technology Group and the individuals and to reimburse Symphony Technology Group for out of pocket expenses related to the provision of such services. The total sum of their services in 2005 was 973 SEK.

Put/Call Arrangements between Symphony and Tennenbaum

In February 2005, Symphony Technology II-A, L.P., a fund associated with Symphony Technology Group, and Special Value Expansion Fund, LLC and Special Value Opportunities Fund, LLC, funds managed by Tennenbaum Capital Partners, LLC, entered into Put and Call Option Agreements. The Put and Call Option Agreements, which were amended in July 2005, provide Symphony Technology the right to require the Tennenbaum funds to sell to Symphony Technology, and the Tennenbaum funds the right to require Symphony Technology to purchase from them, up to an aggregate of 1,161,664 shares of Intentia Series A common stock (345,049 shares held by Special Value Expansion Fund, LLC and 816,615 shares held by Special Value Opportunities Fund, LLC) at a price of SEK 20.3 per share, plus applicable interest, at any time up to and including March 31, 2006.

NOTE 16

Other Non-Current Holdings of Securities

	12-31-05	12-31-04
Balance at the beginning of the year	3.7	3.8
Assets divested	(3.4)	—
Foreign exchange impacts	0.2	(0.1)
Balance at year-end	0.5	3.7

NOTE 17

Other Non-Current Receivables

	12-31-05	12-31-04
Balance at the beginning of the year	16.9	18.0
Increases during the year	2.8	3.9
Repayments and write-downs	(4.6)	(4.9)
Foreign exchange impacts	1.1	(0.1)
Balance at year-end	16.2	16.9

NOTE 18

Deferred Tax

	12-31-05	12-31-04
Deferred tax assets
Temporary differences	16.6	14.3
Total deferred tax assets	16.6	14.3

Deferred tax liabilities
Temporary differences	24.8	30.3
Total deferred tax liabilities	24.8	30.3

There has not been any deferred tax posted directly against stockholders’ equity

Temporary differences are attributable to the following balance sheet items:

Deferred tax in Temporary Differences

	12-31-05	12-31-04
Current liabilities	16.6	14.3
Total deferred tax assets	16.6	14.3

Current assets	(24.8)	(30.3)
Total deferred tax liabilities	(24.8)	(30.3)

Net deferred tax assets (liabilities)	(8.2)	(16.0)

Of the SEK 806.5 million in non-capitalized net operating loss carry forwards, SEK 3.7 million will expire within one year, SEK 14.9 million will expire within 2-3 years, SEK 6.5 million will expire within 4–5 years, SEK 216.9 million is subject to time limits beyond 5 years, and SEK 564.5 million is not subject to any time limit.

The tax authorities denied Intentia International AB a deduction of SEK 372 million for losses associated with the liquidation of subsidiaries in the tax assessment for 2002. Intentia appealed the decision to the county administrative court and prevailed. The tax authorities have appealed the decision to a higher court; however, the Company believes that it has an excellent chance of gaining ultimate approval for its claim. If, contrary to the opinion of Intentia and independent tax experts, the legal appeals process leads to a denial, the non-capitalized portion of net operating loss carry forwards will be reduced by approximately SEK 104 million.

NOTE 19

Prepaid Expenses and Accrued Income

	12-31-05	12-31-04
Prepaid rent	25.0	25.0
Accrued license revenue	84.8	124.7
Accrued software updates and support revenue	25.9	6.5
Accrued professional services revenue	90.4	55.8
Other	51.7	58.9
Total	277.8	270.9

NOTE 20

Trade Receivable

Aging of Trade Receivable

	12-31-05	12-31-04
Current and less than 30 days overdue	800.2	611.1
Overdue 30 – 60 days	39.6	117.2
Overdue 61 – 90 days	34.6	64.3
Overdue > 90 days	93.5	74.0
Accounts receivables, net	967.9	866.6
Provision for uncollectible accounts	102.4	83.9
Total trade receivable	1,070.3	950.5

NOTE 21

Other Provisions

	12-31-05	12-31-04
Ongoing disputes	18.7	23.2
Pensions	2.9	6.4
Total	21.6	29.6

The provision for ongoing disputes relates to a few customer agreements and is based on estimated assumptions of a possible outcome in a coming conciliation.

The amount for pensions relates to future obligations for pensions based on actuarial valuations.

Ongoing disputes
Accumulated provision at the beginning of 2005	23.2
Provisions made in the period	5.6
Provisions used in the period	(12.3)
Unused provisions added back	0.0
Foreign exchange impact	2.2
Accumulated provision at year-end 2005	18.7

Pensions
Accumulated provision at the beginning of 2005	6.4
Provisions made in the period	1.4
Provisions used in the period	(2.4)
Unused provisions added back	(2.9)
Foreign exchange impact	0.4
Accumulated provision at year-end 2005	2.9

NOTE 22

Interest-Bearing Liabilities

	12-31-05	12-31-04
Loans	206.9	178.3
Financial leases	36.8	65.9
Convertible notes	78.9	70.4
Total	322.6	314.6
Portion payable more than five years after the balance sheet date	—	—

Information about Convertible Notes

Intentia issued euro-denominated convertible notes in 1999. The notes, which mature in July 2006, pay five percent interest per annum and may be converted to Intentia B shares at a conversion price of SEK 105.16 per share (based on an exchange rate of 8.72 SEK to 1 EUR). If Intentia’s share price exceeds the conversion price by 8 percent for 20 consecutive quarters, the notes may be called and redeemed at Intentia’s option. In the third quarter of 2003, 86 percent of the then outstanding convertible notes were repurchased at 65 percent of their nominal face value plus accrued interest, which resulted in a gain of approximately SEK 154.3 million in 2003. The outstanding notes correspond to 679,954 Series B shares upon full conversion.

Information about US-Dollar Denominated Loan

Intentia entered into a loan agreement with Tennenbaum Capital Partners in September 2004. The loan, in the aggregate amount of USD 26.8 million, carries an interest rate equal to the three-month LIBOR rate, as adjusted, plus a nine percent margin. The interest rate under this formula at December 31, 2005, was 13.0625 percent. The loan, which matures in September 2009, includes a prepayment option with premiums of five percent if prepaid in September 2006; three percent, if prepaid in September 2007; and one percent, if prepaid in September 2008. As of December 31, 2005, Intentia was in compliance with all loan covenants.

Information about Syndicated Loan with Credit Institutions

Intentia has had a syndicated loan facility, in the amount of EUR 32 million, since June 2003. On May 30, 2005, the loan was amended and restated whereby the maturity was extended to May 31, 2007. As part of the amendment and restatement, the amount available for borrowings was limited to EUR 20 million while the full nominal amount of EUR 32 million will become available subject to further syndication. On December 31, 2005, there were no outstanding loans under this facility. The loan, which may be denominated in euros, Swedish kronor, US dollars, or Great Britain pounds, carries an interest rate equal to the relevant base rate (EURIBOR, LIBOR, or STIBOR) plus a margin of 2.5 percent. As of December 31, 2005, Intentia was in compliance with all loan covenants.

Financial Leases

Financial leases of the Group refer to future lease payments on agreements classified as financial leases, with consideration given to residual values. Payments due within one year have been reported as current liabilities. As of the balance sheet date, the due dates were as follows:

Future Financial Lease Payments

	12-31-05	12-31-04
Within one year	11.7	27.6
More than one year but within five years	5.8	7.1
After five years	—	—
Total	17.5	34.7

Loan Maturities

	Within	Within	Within
2005	1 year	1 – 3 years	3 – 5 years	Total
Debts to credit institutions		0.3	206.5	206.8
of which USD floating rate loan	—	—	206.5	206.5
Financial leases
SEK floating rate	7.4	29.5	—	36.9
Convertible note
EUR fixed loan rate	78.9	—	—	78.9
Total	86.3	29.8	206.5	322.6

	Within	Within	Within
2004	1 year	1 – 3 years	3 – 5 years	Total
Debts to credit institutions	0.3	0.8	177.2	178.3
of which USD floating rate loan	—	—	177.2	—
Financial leases
SEK floating rate	15.6	50.3	—	65.9
Convertible note
EUR fixed loan rate	—	70.4	—	70.4
Total	15.9	121.5	177.2	314.6

For information regarding interest rates and repricing intervals, see Note 23.

NOTE 23

Financial Instruments

As an international supplier of software and services that are sold in some 40 countries, Intentia is exposed to various financial risks. The goal of Intentia’s Finance Policy, which was adopted by the Board of Directors in January 2001, is to minimize these risks by neutralizing them where it is cost-effective to do so. The purpose of financial risk management is to minimize the Group’s capital costs by means of efficient financing and asset management. At Intentia the financial risk exposure is managed by the Treasury function by means of a finance company, Intentia Finance SA. Transactions between Intentia Finance SA and the other internal operating units of the Group are conducted at market prices.

Stock-Option Program

At an extraordinary general shareholders’ meeting held on February 6, 2004, Intentia’s shareholders approved a directed issue of shares and debentures with detachable warrants to Symphony Technology Group. Symphony subscribed to 38,800,000 shares at a price of SEK 6.60 per share. The subscription consisted of 1,203,724 Series A shares and 37,596,276 Series B shares. Symphony also subscribed to a debenture with a nominal value of SEK 1,000, with 23,000,000 detachable warrants with a term of four years. The warrants entitles symphony to subscribe for 23,000,000 Series B shares at a subscription price of SEK 10.00 per share, implying a premium of 57.5% over the closing price of the Series B share on the Stockholm Stock Exchange on December 23, 2003, the date on which the board of directors voted on the transaction. The directed issue of shares and debentures with detachable warrants was, taken together, made at a discount of approximately 6% compared to the closing price of SEK 6.35 per Series B share on the Stockholm Stock Exchange on December 23, 2003. Intentia received a total of SEK 256.1 million (before transaction costs) through the share and debenture issues. In addition Intentia may at a later date receive an additional SEK 230.0 million, assuming full exercise of the warrants.

Currency Exposure

Currency risk is the risk that fluctuations in foreign currency exchange rates will have an adverse impact on Intentia’s financial statement. Intentia is exposed to transaction and translation currency exposures. The transaction exposure arises as a result of sales and purchases in foreign currencies, and the translation exposure arises as a result of the translation of assets and liabilities in foreign subsidiaries to SEK, which also has an impact on the Group’s stockholders’ equity. The most common foreign currency risks that Intentia faces are: (1) the risk that receivables and other assets will decline in value as a result of change in currency exchange rates; (2) the risk that payables and other liabilities will increase in value as a result of currency exchange rates; and (3) the risk that the value of future forecasted and committed sales and purchases fluctuates due to changes in currency exchange rates. To mitigate the first two risks, foreign currency exposures within an operational unit in excess of EUR 50,000 are hedged. These exposures are primarily composed of customer receivables, supplier payables, and net intercompany receivables and payables. With respect to the third foreign currency risk, although Intentia’s Finance Policy permits hedging committed sales and purchases, historically, these items have not been hedged. Intentia’s view is that there has been—and continues to be—a natural hedge because Sweden, which is where most of Intentia’s development expenses are incurred, also accounts for approximately 30 percent of Intentia’s revenues and because most revenues and expenses for professional services outside of Sweden are borne in the same country and denominated in the same local currency. The costs and benefits of hedging forecasted transactions will be reviewed as circumstances change in the future. Intentia does not use hedge accounting.

Recognized Assets and Liabilities

Foreign exchange forward contracts are employed to offset net exposures of balance sheet items held in foreign currencies. As necessary, subsidiaries are financed by stockholders’ equity or funded by loans mainly in their local currency. Foreign exchange swaps are used, as necessary, to create a currency balanced portfolio. Changes in the value of forward exchange contracts that economically hedge recognized assets and liabilities in foreign currencies and for which no hedge accounting is applied are recognized in the income statement.

Exchange-Rate Exposure in the Balance Sheet and External Forward Contracts

	Underlying	External
2005	exposure in	forward
Currency (SEK thousand)	balance sheet	contracts	Percentage
USD	243,378	(244,742)	101
JPY	101,709	(99,666)	98
EUR	69,502	(45,405)	65
NOK	(59,693)	68,392	115
AUD	242,448	(237,221)	98
GBP	(59,747)	67,976	114
Other	71,793	(56,230)	78

	Underlying	External
2004	exposure in	forward
Currency (SEK thousand)	balance sheet	contracts	Percentage
USD	189,522	(188,687)	100
JPY	94,886	(92,803)	98
EUR	115,521	(93,673)	81
NOK	(62,419)	76,297	122
AUD	219,505	(203,897)	93
GBP	(53,058)	50,522	95
Other	51,714	(39,854)	77

Exchange-rate exposure in the balance sheet, which would have had an effect on profit and loss, has been hedged by means of forward contracts covering approximately 90 percent of total exposure. Coverages deviating from 100 percent reflect temporary timing differences between invoicing and hedging.  Intentia does not use hedge accounting.

Interest Risk

Interest rate risk refers to the risk that the net equity of the Group may be negatively affected by increased interest rates. This risk is managed by the Treasury function by maintaining the majority of interest bearing assets and liabilities at short fixed interest terms as circumstances permit.

Effective Interest Rates and Repricing Intervals

	Less than	Within	After
2005	6 months	6 – 12 months	1 year	Total
Debts to credit institutions	206.8	—	—	206.8
Of which USD floating rate loan (14.10%)	206.5	—	—	206.5
Financial leases
SEK floating rate (2.74%)	36.9	—	—	36.9
Convertible note
EUR fixed loan rate (8.14%)	—	78.9	—	78.9
Total	243.7	78.9	—	322.6

	Less than	Within	After
2004	6 months	6 – 12 months	1 year	Total
Debts to credit institutions	177.2	1.1	—	178.3
Of which USD floating rate loan (12.61%)	177.2	—	—	—
Financial leases
SEK floating rate (4.38%)	65.9	—	—	65.9
Convertible note
EUR fixed loan rate (8.14%)	—	—	70.4	70.4
Total	243.1	1.1	70.4	314.6

The above amounts for debts to credit institutions and convertible notes are held by the Parent Company. Carrying values for the USD debt to credit institutions are USD 26,794 thousand (USD 26,794 thousand in 2004) and for the convertible note is EUR 8,200 thousand (EUR 8,200 thousand in 2004). Collateral for facilities consists of shares in Group companies and chattel mortgages in second-tier subsidiaries.

Credit Risk

Intentia’s software is often purchased by manufacturers and distributors who have multiple locations and who therefore require a staged implementation approach. In addition, some customers require longer engagements to map and to re-engineer their business processes to achieve maximum benefits. In the course of these longer and more complex implementations, as a result of a management change, an economic downturn, or other factors, or the customer may be unable to pay for products and services rendered. At December 31, 2005, the customer with the largest outstanding total accounts receivable represents 2 percent of the total accounts receivable, of SEK 967.9 million. To mitigate credit risk, delinquent accounts are aggressively pursued, and the adequacy of the provision for uncollectible accounts receivable is periodically reviewed and adjusted. The provision for uncollectible accounts was SEK 102.4 million at December 31, 2005, as compared to SEK 83.9 million at the end of 2004.

Geographical Credit Risk, Accounts Receivable

2005
Northern Europe	440.3
Central Europe	156.7
Southern Europe	210.1
Americas	78.5
Asia and Australia/New Zeeland	65.5
Other operations	16.8
Total	967.9

Investments are limited to counterparties that have a credit rating equal to or better than Moody’s A1.

Liquidity Risk

Intentia’s revenues are affected by seasonal changes and by the economic conditions faced by customers in the fashion, food and beverage, distribution, asset management, and other industries. Intentia’s most valuable asset is its people; and, while cash inflows from revenues may fluctuate, cash outflows for expenses—which are primarily for salaries and benefits—are relatively fixed in the short-term. To mitigate the risk that Intentia’s cash and liquid funds, which total SEK 193.1 million at December 31, 2005, may not be sufficient to meet its short-term cash needs, since June 2003, Intentia has had a syndicated loan facility, which enables Intentia to borrow up to EUR 20 million. Under the terms of the current syndicated loan agreement and the USD denominated loan, Intentia is required to maintain certain financial ratios and to meet certain targets. As of December 31, 2005, Intentia was in compliance with all of the required ratios and targets.

Fair Value

Financial instruments are either primary or derivative. Primary instruments consist primarily of cash and liquid funds, receivables, investments, payables and borrowings. As of December 31, 2005, outstanding derivatives consist primarily of forward exchange contracts hedging balance sheet exposures. The table below shows the carrying amounts and fair values of financial instruments. Financial instruments excluded from the table, such as trade receivables and payables, are considered to be carried at fair value. Carrying amounts of trade receivables and payables with extended terms (in excess of one year) are assumed to approximate fair value. Also excluded from the table are external investments with a carrying value of SEK 0.5 million where the fair value is assumed to approximate the carrying value due to the fact that the fair value is not readily determinable. The fair values of the following primary financial instruments, less transaction costs, differ from the book values in the balance sheet as follows:

	2005		2004
	Carrying	Fair	Carrying	Fair
SEK thousand	amount	value	amount	value
Group
Forward exchange contracts:
Assets:	3,933	3,826	9,720	9,371
Liabilities:	5,547	5,703	4,714	4,830
Interest bearing liabilities:
Credit institutions	206,549	206,549	177,176	177,176
Convertible notes	78,880	79,359	70,393	76,503

The fair value has been calculated by discounting expected future principal and interest cash flows. The discount rates used to establish fair values were derived from the swap curve as of December 31, 2005, plus a credit premium.

NOTE 24

Overdraft Facilities

	12-31-05	12-31-04
Credit limit granted	45.1	45.3
Unutilized portion	(45.1)	(45.3)
Credit utilized	—	—

NOTE 25

Accrued Expenses and Prepaid Income

	12-31-05	12-31-04
Prepaid software updates and support	393.7	466.0
Other prepaid revenues	15.5	12.3
Accrued rent	38.5	52.8
Accrued salaries	195.2	184.2
Accrued severance pay	20.1	62.8
Accrued liability for unused annual leave	166.6	153.7
Other	73.6	58.4
Total	903.2	990.2

NOTE 26

Pledged Assets and Contingent Liabilities

	12-31-05	12-31-04
Chattel mortgages	295.0	295.0
Shares in Group companies	474.5	618.0
Bank deposits	8.8	4.7
Other	1.5	1.0
Total	779.8	918.7

Shares in Group companies serve as collateral for loans.

Contingent Liabilities

	12-31-05	12-31-04
Guarantees	31.7	19.7
Total	31.7	19.7

NOTE 27

Adjustment for Items Not Included in Cash Flow

Group	2005	2004
Depreciation and amortization	140.6	144.0
Impairment	5.3	15.0
Divestitures	14.2	40.3
Non-realized exchange rate differences	(67.6)	51.4
Provisions for pensions	(3.8)	(0.4)
Provisions for accounts receivable	18.7	33.2
Sales project provisions	14.0	48.3
Other provisions	32.7	77.9
Total	154.1	409.7

Transactions not generating payments

	2005	2004
Acquisition of asset as financial lease	20.0	25.6
Disposal of asset as financial lease	(12.7)	(13.2)

NOTE 28

Cash and Cash Equivalents

	2005	2004
Cash and bank balances	183.1	194.7
Short-term investments	10.0	305.0
Total cash and cash equivalents	193.1	499.7

NOTE 29

Auditors’ Remuneration and Reimbursement for Expenses

	2005	2004
Auditing assignments
KPMG*	42.6	9.4
Others	0.2	—
Total auditing assignments	42.8	9.4
Other assignments
KPMG	8.7	3.5
Others	0.4	—
Total other assignments	9.1	3.5

* The increase is mainly attributable to audit of the prospectus in conjunction with the merger with Lawson.

NOTE 30

Events after the Balance Sheet Date

On March 17, 2006 -The U.S. Securities and Exchange Commission (SEC) declared effective the Form S-4 Proxy Statement/Prospectus concerning Lawson’s proposed combination with Intentia International AB. On March 24, 2006 – Lawson Software, Inc. announced that the Swedish prospectus regarding the recommended public offer to Intentia security holders was registered by the Swedish Financial Supervisory Authority.

On April 25, 2006, Lawson and Intentia announced that the combination was completed.

In connection with the Exchange Offer Lawson Holdings has made an offer to purchase all of Intentia’s 5% Convertible Subordinated Notes due 2006, referred to as the Notes, for cash equal to the principal amount of each outstanding Note plus accrued but unpaid interest, if any, to the end of the acceptance period for the Notes. Intentia has decided to redeem each outstanding Note on May 12, 2006.

NOTE 31

Critical Estimates & Evaluations

The preparation of financial statements and application of accounting policies often involve management’s judgment or the use of estimates and assumptions deemed to be reasonable. However, other results may be derived using different assumptions or estimates. Following are the areas subject to such estimates or assumptions that we believe have the most significant impact on our reported results and financial position.

Deferred taxes

Deferred tax assets are recognized for temporary differences between reported and taxable income and for unutilized tax loss carry-forwards. The largest amounts of tax loss carry-forwards are in Sweden, with an indefinite period of utilization. The valuation of tax loss carry-forwards and our ability to utilize unused tax losses is based upon our estimates of future taxable income in different tax jurisdictions and involves assumptions regarding the deductibility of costs not yet subject to taxation.

Leasing Arrangements

The classification of leases to be either financial or operational leases is based on IAS 17 Leases. This overall rule in this standard is “substance over form” which implies that certain judgments have to be done. The implications on classifying a lease as a financial lease is that the leased item will appear in the balance sheet instead of being expensed in line with the leasing fees over the period of the contract.

Capitalized Product Development

In accordance with IAS 38, development costs for products that will be sold, leased or otherwise marketed are capitalized. The starting point for capitalization is based upon management’s judgment that the technological and economical feasibility can be established. Amortization of capitalized equipment begins when the product is available for general use with impairment testing performed annually. Judgment is required in determining when technological and economic feasibility of a product is established.

Loss Provisions

We monitor the aging of receivables and the financial stability of our customers to judge the likelihood that we can get paid for individual receivables. Total allowances for doubtful accounts as of December 31, 2005, were SEK 102.4 million, or 9.6 percent of our gross accounts receivable. In accordance with IAS 11, revenues and expenses from a service project carried out at a fixed price are recognized as the service is performed. When the profit on a project can be reliably estimated, the revenues and expenses attributable to the project are reported in relation to the percentage of the project that has been completed. A projected loss is reported immediately.

Claims and Litigation

The outcomes of legal proceedings and claims brought against us are subject to significant uncertainty. In accordance with IAS 37, an estimated loss from a legal proceeding or claim should be accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. In determining whether a loss should be accrued we evaluate, among other factors, the degree of probability of an unfavourable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial position or our results of operations

NOTE 32

Information about the Parent Company

Intentia International AB is a Swedish registered company in Danderyd, Sweden. The shares of the parent company are traded on the Stockholm Stock Exchange. The address to the head quarter is Vendevägen 89, Danderyd, Sweden.

The Group financial statements for year 2005 consist of the parent company and its subsidiaries, named as the Group. Owned parts of associated companies are also included in the Group.

NOTE 33

Explanations to effects of transition from Swedish GAAP to IFRS

Beginning in 2005, the Company’s consolidated financial statements comply with the regulation adopted by the Council of Ministers of the European Union (EU) in 2002 that requires publicly traded companies to use International Financial Reporting Standards (IFRS) in preparing and reporting their consolidated financial statements, effective January 1, 2005. In this document, the term IFRS refers to the application of the IFRS standards adopted by the EU, the International Accounting Standards (IAS), as well as the interpretation of these standards published by the International Financial Reporting Standards Committee (IFRIC) and the Standards Interpretation Committee (SIC).

In annual reports, comparative financial information for periods ending after January 1, 2004 has been restated for comparative purposes.

IFRS 1 - First-time Adoption of IFRS

First-time adoption of IFRS is governed by the standard IFRS 1, First-time Adoption of International Financial Reporting Standards.. The general rule in IFRS 1 is to apply retroactively all IFRS standards that are in effect and have been approved by the EU per December 31, 2005. IFRS 1, however, includes some exemptions to the general rule. In cases where Intentia has selected an exemption, the exemption is described under the appropriate heading below.

Acquisitions

Intentia has opted not to restate the accounting for business combinations for acquisitions made before January 1, 2004, utilizing one of the voluntary exemptions in IFRS 1. IFRS 3, Business combinations, has been applied to all acquisitions from January 1, 2004.  The effect of which is not material.

Intangible Assets

In accordance with IFRS 3, Business Combinations, goodwill is no longer amortized but is tested annually for impairment. The impairment test is performed on goodwill irrespective of any indication of impairment. Intentia’s financial statements as of January 1, 2004, as well as for the year ended December 31, 2004, have been restated to conform to IFRS, and goodwill amortization charged to earnings in 2004 has been reversed. In addition, Intentia has in accordance with IFRS, changed its definition of a cash generating unit. As a result, the opening balance of goodwill at January 1, 2004, under IFRS has been reduced by SEK 210.2 million as compared to the closing balance at December 31, 2003, under Swedish GAAP. The reversal of goodwill amortization has been reduced as a reduction in sales and marketing and product development expenses. The impairment of goodwill has also reduced the amount reported as translation differences, which has been posted against equity.

Property, Plant and Equipment

Based on a assessment of the impact of IAS 36, Impairment of Assets, Intentia has concluded that, non-current assets have been impaired. Accordingly, the carrying value on non-current assets in some countries and the corresponding depreciation charges have been adjusted.

Income taxes

Intentia has concluded that certain tax assets primarily related to net operating losses in Sweden do not meet the criteria to be recorded as assets under IFRS. The majority of deferred tax assts eliminated upon conversion to IFRS had been recorded prior to January 1, 2004.

Financial Leases

Intentia has concluded that certain leases, which had been classified as operating leases, should be re-classified as financial leases in accordance with IAS 17, Leases. The impact has been that leased assets, as of January 1, 2004, have been included in property, plant and equipment, and a corresponding liability has been reflected as an interest-bearing liability. Leasing expenses have been reversed and replaced by depreciation and interest expense. In the cash flow report, these expenditures are reflected as capital expenditures and changes in debt.

Cumulative Effect of Foreign Currency Translation Adjustments

Intentia has opted not to restate the cumulative effects of foreign currency translation adjustments from consolidating foreign operations. In accordance with IFRS 1, the cumulative effect of foreign currency translation has been reset to zero in the IFRS opening balance as of January 1, 2004.

Minority Interest

Earnings and losses attributable to minority interests, which, under Swedish GAAP, had been excluded from the computation of profit/loss and shown on the balance sheet as a special liability, are now included in the computation of profit/loss and posted directly to stockholders’ equity in accordance with IAS 1, Presentation of Financial Statements, and IAS 27, Consolidated and Separate Financial Statements.

Financial instruments

Pursuant to the transitional rules of IFRS 1 regarding International Accounting Standards (IAS) 39, Financial instruments: Recognition and Measurement, the closing balance sheet value of financial instruments at December 31, 2004, has not been restated. In the opening balance sheet, effective January 1, 2005, however, all financial instruments are valued in accordance with IAS 39. The difference between the closing balance sheet value of financial instruments at December 31, 2004, and the opening balance sheet value of financial instruments at January, 1, 2005, is recorded in equity. The differences are primarily attributable to changes in the definition and valuation of derivatives and the requirement that debt be carried at the amortized cost, using the effective interest method.

Under IAS 39, foreign exchange forwards are valued by discounting future cash flows. Pursuant to IAS 39, all embedded derivatives that are not closely related to the host contract are fair-valued and accounted for separately. All of the embedded derivatives that Intentia has identified are related to currencies that are foreign to both parties to the contract (for example, the sale of services from Intentia’s consulting business in Sweden to a customer in the Czech Republic, denominated in euros).

Other Items

Intentia also reviewed the impact of compliance with all other IFRS standards, with particular focus on IAS 14, Segment reporting; IAS 18, Revenue; IAS 19, Employee Benefits; and IFRS 2, Share-Based Payments. Based on this review, it has been concluded that Intentia’s accounting and reporting already reflect the impact of these standards or that changes required under these standards do not have any material effect on Intentia’s financial position or results of operations.

Effects of Transition from Swedish GAAP to IFRS.

Income Statement

2004
Profit/loss for the year per Swedish GAAP	(354.2)
Reversal of goodwill amortization (1)	57.9
Reversal of depreciation of cap. leasehold improvements (5)	4.4
Reversal of depreciation of equipment (5)	12.1
Reversal of leasing fee (6)	20.1
Depreciation of financial leases (6)	(12.1)
Interest for financial leases (6)	(1.3)
Minority interest added back (2)	(1.9)
Deferred tax assets (7)	(6.4)
Profit/Loss for the year per IFRS	(281.4)

Balance Sheet

	2004	2004	2005
	Jan 1,	Dec 31,	Jan 1,
Goodwill (1)
Goodwill per Swedish GAAP	262.2	197.1	197.1
Impairment of goodwill	(210.2)	(200.7)	(200.7)
Translation difference	—	(2.5)	(2.5)
Reversal of goodwill amortization	—	57.9	57.9
Goodwill per IFRS	52.0	51.8	51.8

Deferred tax asset (liability), net (7)
Deferred tax asset, net per Swedish GAAP	267.6	249.0	249.0
Items which do not meet IFRS asset recognition criteria	(258.6)	(265.0)	(265.0)
Deferred tax asset (liability), net per IFRS	9.0	(16.0)	(16.0)

Property, plant & equipment
Property, plant & equipment per Swedish GAAP	164.4	116.9	116.9
Impairment Leasehold improvements (5)	(10.6)	(10.6)	(10.6)
Reversal of depreciation Leasehold improvements (5)	—	4.4	4.4
Impairment Equipment (5)	(35.8)	(35.8)	(35.8)
Reversal of depreciation Equipment (5)	—	12.1	12.1
Reclassification financial leases (6)	29.1	29.1	29.1
Acquisition financial leases (6)	—	10.0	10.0
Depreciation financial leases (6)	—	(12.1)	(12.1)
Property, plant & equipment per IFRS	147.1	114.0	114.0

Interest bearing current liabilities (6)
Interest bearing current liabilities per Swedish GAAP	189.7	12.5	12.5
Reclassification Financial leases	5.0	3.4	3.4
Interest bearing current liabilities per IFRS	194.7	15.9	15.9

Interest bearing non-current liabilities (6)
Interest bearing non-current liabilities per Swedish GAAP	46.3	213.3	213.3
Reclassification Financial leases	22.2	15.0	15.0
Interest bearing non-current liabilities per IFRS	68.5	228.3	228.3

Equity
Equity per Swedish GAAP	831.6	936.7	936.7
Impairment of goodwill (4)	(210.2)	(200.7)	(200.7)
Reversal of goodwill amortization (1)	—	57.9	57.9
Translation difference (3)	—	(2.5)	(2.5)
Impairment of Leasehold improvements (5)	(10.6)	(10.6)	(10.6)
Reversal of depreciation Leasehold improvements (5)	—	4.4	4.4
Impairment of Equipment (5)	(35.8)	(35.8)	(35.8)
Reversal of depreciation Equipment (5)	—	12.1	12.1
Reclassification Financial leases (6)	1.9	1.9	1.9
Reversal of leasing fee (6)	—	20.1	20.1
Depreciation for Financial leases (6)	—	(12.1)	(12.1)
Interest for Financial leases (6)	—	(1.3)	(1.3)
Minority interest added back (2)	9.8	7.9	7.9
Financial instruments (8)	—	—	(0.1)
Deferred tax assets (7)	(258.6)	(265.0)	(265.0)
Equity per IFRS	328.1	513.0	512.9

Financial Ratios

	Jan 1, 2004		Dec 31, 2004
	SE GAAP	IFRS	SE GAAP	IFRS
Profit margin	—	—	(11.9)%	(9.2)%
Interest bearing debt/assets	12.2%	12.7%	11.1%	13.8%
Equity/Assets	33.4%	11.9%	35.4%	22.5%
Profit/Average assets	—	—	(14.8)%	(14.1)%
Profit/Average equity	—	—	(41.0)%	(71.0)%
Equity per share SEK	7.58	2.02	5.59	3.01

(1) In accordance with IFRS 3, Business combinations, goodwill will no longer be amortized but will be tested annually for impairment. The impairment test is performed irrespective of any indication of impairment. Intentia’s financial statements as of January 1, 2004, as well as for the year ended December 31, 2004, have been restated to conform to IFRS, and goodwill amortization charged to earnings in 2004 has been reversed. In addition, Intentia has changed the definition of a cash generating unit. As a result, the opening balance of goodwill at January 1, 2004, under Swedish GAAP has been reduced by 210.2 SEK million as compared to the closing balance at December 31, 2003, under Swedish GAAP. The reversal of goodwill amortization has been recorded as a reduction in sales and marketing and product development expenses.

(2) Earnings and losses attributable to minority interests, which, under Swedish GAAP, had been excluded from the computation of profit/loss and shown on the balance sheet as a special liability, are now included in the computation of profit/loss and posted directly to stockholders’ equity in accordance with IAS 1 and IAS 27.

(3) The impairment of goodwill has also reduced the amount reported as translation differences, which has been posted against equity.

(4) The determination of the carrying value of goodwill arising from acquisitions in prior years had been based on assessment of value from the perspective of the company as a whole. Intentia decided that the determination of the carrying value of goodwill under IFRS should be measured more narrowly in accordance with IAS 36.

(5) The impairment of fixed assets is due to the need for reassessment pursuant the fact that Intentia has changed its definition of cash generating unit.

(6) Financial leases, Intentia has decided that certain leases, which had been classified as operating leases, should be classified as financial leases in accordance with IAS 17.

(7) Deferred tax assets, Intentia has determined that certain assets, primarily related to net operating losses and other deductible temporary differences in Sweden do not meet the criteria for asset recognition.

(8) Pursuant to the transitional rules of IFRS regarding International Accounting Standards (IAS) 39, the closing balance sheet value of financial instruments at December 31, 2004, has not been restated. In the opening balance sheet, effective January 1, 2005, however, all financial instruments have been valued in accordance with IAS 39. The difference between the closing balance sheet value of financial instruments at December 31, 2004, and the opening balance sheet value of financial instruments at January 1, 2005 has been posted to equity. The differences are primarily attributable to changes in the definition and valuation of derivates and the requirements that debt be carried at the amortized cost, using the effective interest method. Under IAS 39, foreign exchange forwards are valued by discounting future cash flows. Pursuant to IAS 39, all embedded derivatives that are not closely related to the host contract are to be fair-valued and accounted for separately. All of the embedded derivatives that Intentia has identified are related to currencies that are foreign to both parties to the contract.

NOTE 34

Change of Accounting Principles at January 1, 2005

Financial Instruments and Hedge Accounting

Pursuant to the transitional rules of IFRS 1 regarding International Accounting Standards (IAS) 39, Financial Instruments: Recognition and Measurement, the closing balance sheet value of financial instruments at December 31, 2004, has not been restated. In the opening balance sheet, effective January 1, 2005, however, all financial instruments are valued in accordance with IAS 39. The difference between the closing balance sheet value of financial instruments at December 31, 2004, and the opening balance sheet value of financial instruments at January 1, 2005, is recorded in equity. The differences are primarily attributable to changes in the definition and valuation of derivatives and the requirement that debt be carried at the amortized cost, using the effective interest method. The Company performed an analysis and determined that the effect is SEK (0.1) million. Under IAS 39, foreign exchange forwards are valued by discounting future cash flows. Pursuant to IAS 39, all embedded derivatives that are not closely related to the host contract are fair-valued and accounted for separately. All of the embedded derivatives that Intentia has identified are related to currencies that are foreign to both parties to the contract (for example, the sale of services from Intentia’s consulting basis in Sweden to a customer in the Czech Republic, denominated in euros).

NOTE 35

U.S. GAAP FINANCIAL INFORMATION

All amounts in this section are in SEK millions unless otherwise stated.

The consolidated financial statements of the Company for the years ended December 31, 2005 and 2004 have been prepared in accordance with IFRS. IFRS differs in certain significant respects from U.S. GAAP. A reconciliation of differences between IFRS and U.S. GAAP relating to net profit (loss) and stockholders’ equity (deficit) for the Company for the years ended December 31, 2005 and 2004 is presented in this note.

	Years Ended December 31,
	2005	2004
Reported net (loss) in accordance with IFRS	(19.0)	(281.4)
U.S. GAAP Adjustments:
Revenue recognition (a)	512.0	29.2
Product development costs (b)	(16.1)	(38.4)
Financial instruments, including convertible debt (c)	(0.9)	(3.3)
Minority interest (d)	(2.8)	1.9
Goodwill, purchased intangible assets and impairment (e):
Amortization of identifiable intangible assets	(2.3)	(2.2)
Deferred taxes (f)
Tax effecting U.S. GAAP adjustments	(52.5)	14.0
Net profit (loss) in accordance with U.S. GAAP	418.4	(280.2)
Basic net profit (loss) per share (SEK)	2.50	(1.87)
Basic weighted-average shares outstanding (in thousands)	167,653	149,880
Diluted net profit (loss) per share (SEK)	2.20	(1.87)
Diluted weighted-average shares outstanding (in thousands)	190,653	149,880

	Years Ended December 31,
	2005	2004
Reported stockholders’ equity in accordance with IFRS	403.2	513.0
U.S. GAAP Adjustments:
Revenue recognition (a)	(1,388.2)	(1,904.0)
Product development costs (b)	(397.4)	(381.3)
Financial instruments, including convertible debt (c)	(4.8)	(5.6)
Minority interest (d)	(11.5)	(7.9)
Goodwill, purchased intangible assets and impairment (e):
Reversal of IFRS amortization of goodwill and related items	53.0	49.0
Amortization of identifiable intangible assets	(14.6)	(10.7)
Deferred taxes (f)
Tax effecting U.S. GAAP adjustments	100.3	152.6
Stockholders’ equity (deficit) in accordance with U.S. GAAP	(1,260.0)	(1,594.9)

Changes in stockholders’ equity (deficit) under IFRS and U.S. GAAP for the years ended December 31, 2005 and 2004 are as follows:

	IFRS	U.S. GAAP Adjustments	U.S. GAAP
Balance, December 31, 2003	328.1	(2,109.2)	(1,781.1)
New share issue	416.5	—	416.5
Currency translation adjustments	48.7	1.2	49.9
Other	1.1	(1.1)	—
Net loss	(281.4)	1.2	(280.2)
Balance, December 31, 2004	513.0	(2,107.9)	(1,594.9)
Currency translation adjustments	(89.1)	5.6	(83.5)
Other	(1.7)	1.7	—
Net profit (loss)	(19.0)	437.4	418.4
Balance, December 31, 2005	403.2	(1,663.2)	(1,260.0)

(a)     Revenue recognition

Under IFRS the Company applies the following policies for revenue recognition. License revenues are in most cases recognized upon contract signing (delivery) due to the non-refundable nature of the license fees. Services delivered are primarily recognized under the percentage of completion method, which is applied for both fixed price and time and materials contracts. Measurement of percentage of completion is primarily based on hours completed in relation to the total anticipated project hours. Loss contracts are fully accrued as soon as they are identified. Maintenance (support and unspecified upgrades) are recognized ratably over the maintenance period. The concept of vendor specific objective evidence (“VSOE”) is not applied and revenues for each component of the total contract value are recognized based on the stated contract amounts.

Under U.S. GAAP, there are specific requirements to analyze each component of multi-element arrangements to ensure that the corresponding revenues are appropriately recognized. The analysis for example needs to determine contracts where the implementation work is of such a complexity that the license revenue may not be recognized immediately, but rather needs to be deferred. Further analysis includes the determination of vendor specific objective evidence (“VSOE”) of the fair value of delivered and undelivered components included in the contract. The lack of VSOE for one or more components of the contractual arrangement may entail further deferrals of revenues, as may the existence of extended payment terms. The impact of applying U.S. GAAP is that all major revenue streams; license revenues, implementation services and maintenance are typically recognized later under U.S. GAAP than under IFRS. In 2005 and 2004 significant amounts of revenue were recognized under U.S. GAAP, which had been recorded as revenue under IFRS in prior years.

(b)    Product development costs

The Company has capitalized expenditures for the development of new and existing products if such expenditures are deemed to, with a high degree of certainty, result in future financial benefits for the Group. Any such development costs should be amortized over the useful lives of the assets.

Under U.S. GAAP, all expenditures for the development of software intended to be marketed and sold should be expensed until the Company has reached technological feasibility. Expenditure from that date and until the product is made generally available is capitalized and amortized. Expenses after the product has been made generally available are expensed as incurred. The Company has analyzed the amounts capitalized under IFRS and have determined that the entire amount capitalized was incurred prior to technological feasibility having been achieved, or was incurred after being made generally available. Consequently in the U.S. GAAP financial statements, the capitalization and corresponding amortization amounts under IFRS have been reversed for all periods presented.

(c)     Financial instruments, including convertible debt

Pursuant to IFRS, all financial instruments have been carried at the lower of cost or fair value as of December 31, 2004. Thereafter all financial instruments have been carried at fair value.

Intentia issued euro-denominated convertible notes in 1999. Under IFRS the convertible notes were allocated to debt and equity based on the fair value. The equity portion is expensed (accreted) over the life of the note so that the face value is shown as debt on the due date. The conversion feature is not broken out (bifurcated) from the debt and is consequently not revalued. The debt portion is recalculated to SEK at each period end and the foreign exchange differences are shown as interest expense. In 2001 Intentia substantially modified the terms of the convertible notes. This modification was recorded as a reduction of debt and a corresponding increase in stockholders’ equity under IFRS. Net income was not affected. The 2003 repurchase however, was treated as an extinguishment of debt and a gain was recorded on the transaction.

Under U.S. GAAP, the convertible debt is considered a hybrid financial instrument under SFAS 133 Statement of Financial Accounting Standard “Accounting for Derivative Instruments and Hedging Activities” that is bifurcated into a host contract (debt instrument) and an embedded derivative (conversion feature). The embedded derivative is carried at fair value with changes in fair value reported in the income statement each reporting period. The 2001 debt modification is treated as an extinguishment of the original debt instrument and the issuance of new debt at fair value. Intentia recorded a gain on extinguishment for the difference between the fair value of the new debt instrument and the carrying value of the old instrument. The new convertible debt instrument is also bifurcated in the same manner as stated above. The following adjustments have been made in order to reconcile the IFRS convertible debt balances to U.S. GAAP; (i) the amount carried as equity for IFRS has been reclassified as debt, (ii) a portion of the original debt is reclassified to the embedded derivative, (iii) the embedded derivative is marked to market in each reporting period, (iv) the 2001 modification results in a gain on the extinguishment of the debt, (v) the new loan in 2001 is again bifurcated into a debt and embedded derivative component, (vi) the IFRS gain on the 2003 redemption is adjusted to account for the impact of the aforementioned differences.

(d)     Minority interest

Under IFRS minority interest is not shown on the face of the income statement. Furthermore, minority interests are considered a part of equity.

Under U.S. GAAP minority interest is recorded in the income statement and minority interests are not included in equity.

(e)     Goodwill, purchased intangibles and impairment

Under IFRS purchase accounting is applied, whereby the net assets of an acquired entity are revalued at the time of acquisition. However, other identifiable intangibles in acquisitions prior to January 1, 2004, and in process research and development are included in goodwill. Under U.S. GAAP, a portion of the purchase price would be allocated to certain intangibles, including customer relationships and backlog, acquired as part of the acquisition. These assets would then be amortized over their useful lives, ranging between six months and 7 years. Furthermore, a value is assigned to acquired research and development portfolios and this value is immediately recognized as an expense.

Under IFRS goodwill is no longer amortized after January 1, 2004. An annual impairment test is required to ensure the carrying value remains recoverable. Under U.S. GAAP goodwill is not amortized subsequent to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) on January 1, 2002. Instead annual impairment tests are performed. Consequently goodwill amortization recorded for IFRS from January 1, 2002 to January 1, 2004, is reversed for U.S. GAAP.

Under IFRS applied prior to January 1, 2004, the carrying value of goodwill was reviewed periodically to determine if any impairment indicators had been identified. If impairment indicators were identified the assets in question were recorded at the recoverable amount, defined as the higher of the net sales value and the value in use. The value in use is based on discounted future cash flows. The discount rate applied includes a risk premium. Intentia has under IFRS assessed the need for impairment charges based on the Group being divided into a number of cash generating units, as defined under the guidance of IFRS.

Under U.S. GAAP an impairment analysis for goodwill requires that management determines “reporting units” and assesses the need for impairment charges based on anticipated future cash flows at this level of detail. Intentia management has concluded that Intentia’s ”reporting units” are the Group’s operations on an individual country level.

Adjustments for U.S. GAAP thus consist of (1) the discontinuation of goodwill amortization prior to January 1, 2004; (2) the identification of certain other identifiable intangibles in acquisitions prior to January 1,

2004, and an allocation of a portion of the purchase price thereto for acquisitions during a particular period; (3) the amortization of these other identifiable intangible assets; (4) the assignment of a value to acquired research and development portfolios obtained by means of acquired entities and the immediate recognition of this value as an expense and (5) differences in impairment charges for goodwill under U.S. GAAP, primarily the effect of differences (1) and (2) above.

(f)      Deferred taxes

The differences between IFRS and U.S. GAAP discussed above have been tax effected, with the exception of the adjustments to goodwill which are not tax effected. The U.S. GAAP differences have been tax effected based on the enacted tax rates in each tax jurisdiction and have been reduced by valuation allowances where appropriate. The valuation allowance has been assessed on the same grounds as the general deferred tax position for each entity, considering for instance whether the entity was in a cumulative loss situation or not.

Under U.S. GAAP the gross deferred tax asset net after deduction of temporary liabilities would have been SEK 898.8 and SEK 874.6 at December 31, 2005 and 2004 respectively and the corresponding valuation allowance SEK 806.6 and SEK 792.6 respectively. The change in valuation allowance would have been an increase of SEK 14.0 and SEK 71.8 for the periods ending December 31, 2005 and 2004 respectively.

Cash flow statement

The consolidated statements of cash flows prepared under IFRS present substantially all of the information required under U.S. GAAP. They differ with regards to the following adjustments:

1) Liquid funds under IFRS include certain deposits, having a maturity of more than 90 days which do not qualify as cash and cash equivalents under U.S. GAAP. This difference amounts to SEK 0 million, 0 million and SEK 2.6 million at December 31, 2005, 2004 and 2003, respectively.

2) Under IFRS the expenditure related to capitalized product development is shown in cash flows from investing activities. Under U.S. GAAP this expenditure would not have been capitalized and therefore is reported in cash flows from operating activities below.

The categories of cash flow activities under U.S. GAAP can be summarized as follows:

	Year ended	Year ended
	December 31, 2005	December 31, 2004
Cash flow from operating activities	(256.6)	(112.5)
Cash flow from investing activities	(23.8)	(41.1)
Cash flow from financing activities	(34.3)	359.5
Change in cash and cash equivalents	(314.7)	205.9
Cash and cash equivalents:
At the beginning of the period	499.7	291.5
Translation difference in liquid funds	8.1	2.3
At the end of the period	193.1	499.7

Employee benefits

The Swiss subsidiary of Intentia provides a pension plan for it’s employees. The plan is insured by an external insurance company. The Company is liable for 50% of deficits occurring within the plan, whereas all surpluses are for the benefit of the plan members. The plan has been classified as a defined contribution plan under IFRS and all premiums paid have been expensed. No pension obligation or asset has been recorded on the balance sheet. Under U.S. GAAP the plan is considered a defined benefit plan. The plan has been overfunded for all periods subject to U.S. GAAP restatement and consequently there is no impact on the net income and equity as reported under U.S. GAAP for any of these periods.

Comprehensive Income (Loss)

Comprehensive income (loss) under U.S. GAAP is as follows:

	Years Ending December 31,
	2005	2004
Net profit (loss) in accordance with U.S. GAAP	418.4	(280.2)
Other comprehensive income (loss), net of tax—currency translation differences	(83.5)	49.9
Comprehensive income (loss) in accordance with U.S. GAAP	334.9	(230.3)

Restatement

This reconciliation between IFRS and U.S. GAAP presented in these financial statements is the first such reconciliation presented by the Company.  A reconciliation between Swedish GAAP and U.S. GAAP was presented for 2004 and 2003 in the December 31, 2004 Swedish GAAP financial statements.

In connection with the transition to IFRS, management discovered certain necessary adjustments as a result of incorrect data being utilized with respect to the reconciliation to US GAAP as previously reported in the 2004 Swedish GAAP financial statements dated November 16, 2005. The necessary adjustments as a result of incorrect data being utilized include corrections in connection with the timing of revenue recognition, corrections in connection with timing of recording of asset impairments and the associated adjustments to deferred taxes.

December 31, 2004
Net loss in accordance with U.S. GAAP for the year ended as previously reported	(315.9)
Necessary adjustments as a result of incorrect data being utilized:
For revenue recognition	5.2
For asset impairment	27.6
For deferred taxes	2.9
Total necessary adjustments as a result of incorrect data being utilized	35.7
Net loss in accordance with U.S. GAAP for the year ended as adjusted	(280.2)

	December 31, 2004	December 31, 2003
Stockholders’ equity (deficit) in accordance with U.S. GAAP as previously reported	(1,542.0)	(1,693.4)
Necessary adjustments as a result of incorrect data being utilized:
For revenue recognition	(55.2)	(61.0)
For asset impairment	(2.1)	(28.7)
For deferred taxes	4.8	2.0
For financial instruments, including convertible debt	(0.4)	——
Total necessary adjustments as a result of incorrect data being utilized	(52.9)	(87.7)
Stockholders’ equity (deficit) in accordance with U.S. GAAP as adjusted	(1,594.9)	(1,781.1)